                  ACQUISITION AGREEMENT FOR PLAN OF ARRANGEMENT


                                  BY AND AMONG


                            PEREGRINE SYSTEMS, INC.,


                         PEREGRINE NOVA SCOTIA COMPANY,


                       TELCO RESEARCH CORPORATION LIMITED,


                                       AND


                              1400066 ONTARIO, INC.


                          DATED AS OF FEBRUARY 8, 2000

                                                   TABLE OF CONTENTS
                                                                                                                    PAGE
ARTICLE I THE PLAN OF ARRANGEMENT.....................................................................................2

         1.1      Implementation Steps by Company.....................................................................2
         1.2      Interim Order.......................................................................................2
         1.3      Effect of the Arrangement...........................................................................3
         1.4      Effect on Capital Stock.............................................................................3
         1.5      Dissenting Shares...................................................................................4
         1.6      Surrender of Certificates...........................................................................5
         1.7      No Further Ownership Rights in Company Common Shares................................................7
         1.8      Lost, Stolen or Destroyed Certificates..............................................................7
         1.9      Tax and Accounting Consequences.....................................................................7
         1.10     Taking of Necessary Action; Further Action..........................................................7
         1.11     Closing ............................................................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY AND AMALGAMATION SUB.............................................8

         2.1      Organization and Qualification; Subsidiaries........................................................8
         2.2      Articles of Incorporation and Bylaws................................................................9
         2.3      Capitalization......................................................................................9
         2.4      Authority Relative to this Agreement...............................................................11
         2.5      No Conflict; Required Filings and Consents.........................................................11
         2.6      Compliance; Permits................................................................................12
         2.7      Ontario Filings; Financial Statements..............................................................13
         2.8      No Undisclosed Liabilities.........................................................................14
         2.9      Absence of Certain Changes or Events...............................................................14
         2.10     Absence of Litigation..............................................................................15
         2.11     Employee Benefit Plans.............................................................................15
         2.12     Labor Matters......................................................................................17
         2.13     Circular Disclosure................................................................................18
         2.14     Restrictions on Business Activities................................................................19
         2.15     Title to Property..................................................................................19
         2.16     Taxes .............................................................................................19
         2.17     Environmental Matters..............................................................................21
         2.18     Brokers ...........................................................................................22
         2.19     Intellectual Property..............................................................................23
         2.20     Agreements, Contracts and Commitments..............................................................27
         2.21     Insurance .........................................................................................29
         2.22     Opinion of Financial Advisor.......................................................................29


                                       -i-

                                           TABLE OF CONTENTS
                                              (CONTINUED)                                                           PAGE

         2.23     Board Approval.....................................................................................29
         2.24     Vote Required......................................................................................29
         2.25     Issuance and Resale of Parent Common Stock.........................................................29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND CANADIAN SUB................................................29

         3.1      Organization and Qualification; Subsidiaries.......................................................30
         3.2      Authority Relative to this Agreement...............................................................30
         3.3      No Conflict; Required Filings and Consents.........................................................30
         3.4      SEC Filings; Financial Statements..................................................................31
         3.5      Circular Disclosure................................................................................32
         3.6      Absence of Litigation..............................................................................32
         3.7      No Undisclosed Liabilities.........................................................................32
         3.8      TSB International Tax Treatment....................................................................32
         3.9      Issuance of Resale of Parent Common Stock..........................................................33

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................33

         4.1      Conduct of Business by Company.....................................................................33
         4.2      Conduct of Business by Parent......................................................................36

ARTICLE V COMPANY SHAREHOLDER APPROVAL...............................................................................36

         5.1      Circular; Other Filings; Board Recommendations.....................................................36
         5.2      Meeting of Company Shareholders....................................................................37

ARTICLE VI ADDITIONAL AGREEMENTS.....................................................................................39

         6.1      Confidentiality; Access to Information.............................................................39
         6.2      No Solicitation....................................................................................39
         6.3      Public Disclosure..................................................................................41
         6.4      Reasonable Efforts; Notification...................................................................41
         6.5      Third Party Consents...............................................................................42
         6.6      Stock Options......................................................................................42
         6.7      Form S-8 ..........................................................................................43
         6.8      Indemnification....................................................................................43
         6.9      Nasdaq Listing.....................................................................................43
         6.10     Company Affiliate Agreement........................................................................43
         6.11     Regulatory Filings; Reasonable Efforts.............................................................43
         6.12     Termination of Severance Plans.....................................................................44
         6.13     Benefit Arrangements...............................................................................44
         6.14     Listing of Company Common Shares...................................................................44


                                       -ii-

                                            TABLE OF CONTENTS
                                               (CONTINUED)                                                          PAGE

         6.15     Warrant Exercise...................................................................................44
         6.16     Consulting Agreements..............................................................................45
         6.17     Management Agreements..............................................................................45
         6.18     TSE Approval.......................................................................................45

ARTICLE VII CONDITIONS TO THE ARRANGEMENT............................................................................45

         7.1      Conditions to Obligations of Each Party to Effect the Arrangement..................................45
         7.2      Additional Conditions to Obligations of Company....................................................46
         7.3      Additional Conditions to the Obligations of Parent.................................................46

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................................................48

         8.1      Termination........................................................................................48
         8.2      Notice of Termination; Effect of Termination.......................................................50
         8.3      Fees and Expenses..................................................................................50
         8.4      Amendment .........................................................................................51
         8.5      Extension; Waiver..................................................................................51

ARTICLE IX GENERAL PROVISIONS........................................................................................52

         9.1      Non-Survival of Representations and Warranties.....................................................52
         9.2      Notices ...........................................................................................52
         9.3      Interpretation; Knowledge..........................................................................53
         9.4      Counterparts.......................................................................................54
         9.5      Entire Agreement; Third Party Beneficiaries........................................................54
         9.6      Severability.......................................................................................54
         9.7      Other Remedies; Specific Performance...............................................................55
         9.8      Governing Law......................................................................................55
         9.9      Rules of Construction..............................................................................55
         9.10     Assignment.........................................................................................55
         9.11     WAIVER OF JURY TRIAL...............................................................................55
         9.12     Currency ..........................................................................................55

ARTICLE X ADDITIONAL DEFINITIONS.....................................................................................56

         10.1     Additional Definitions.............................................................................56

                                INDEX OF EXHIBITS

         Exhibit A         Form of Company Voting Agreement

         Exhibit B         Form of Stock Option Agreement

         Exhibit C         Form of Company Affiliate Agreement

         Exhibit D         Form of Continuance Resolution

         Exhibit E         Form of Arrangement Resolution

         Exhibit F         Plan of Arrangement

         Exhibit G         Form of Noncompetition Agreement

                  ACQUISITION AGREEMENT FOR PLAN OF ARRANGEMENT

         This ACQUISITION AGREEMENT FOR PLAN OF ARRANGEMENT (this "AGREEMENT") is made and entered into as of February 8, 2000, among Peregrine Systems, Inc., a Delaware corporation ("PARENT"), Peregrine Nova Scotia Company, an unlimited liability company existing under the Nova Scotia Companies Act and a direct wholly owned subsidiary of Parent ("CANADIAN SUB"), and Telco Research Corporation Limited, a Canada Business Corporations Act corporation ("COMPANY"), and 1400066 Ontario Inc., an Ontario corporation ("AMALGAMATION SUB").

                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporations Act (Ontario) (the "OBCA"), Parent, Canadian Sub, Amalgamation Sub and Company intend to enter into a business combination transaction.

         B. The Board of Directors of Company (i) has determined that the Arrangement (as defined in Article X) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Arrangement and the other transactions contemplated by this Agreement and
(iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Continuance and the Arrangement (as defined in Article X).

         C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "COMPANY VOTING AGREEMENTS").

         D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as EXHIBIT B (the "STOCK OPTION AGREEMENT"). The Board of Directors of Company have approved the Stock Option Agreement.

         E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company (the "COMPANY AFFILIATES") are entering into Company Affiliate Agreements in substantially the form attached hereto as EXHIBIT C (the "COMPANY AFFILIATE AGREEMENTS").

         F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "UNITED STATES CODE").

         G. It is also intended by the parties hereto that the Arrangement shall qualify for accounting treatment under United States generally accepted accounting principles ("U.S. GAAP") as a purchase.

         H. Capitalized terms used herein, if not otherwise defined, shall have the meanings given to them in Article X below.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                             THE PLAN OF ARRANGEMENT

         1.1 IMPLEMENTATION STEPS BY COMPANY. Company and Amalgamation Sub each covenants in favor of Parent that Company shall, or shall cause Amalgamation Sub to:

                  (a) as soon as reasonably practicable, apply in a manner acceptable to Parent under Section 182 of the OBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

                  (b) convene and hold the Company Shareholders Meeting (as defined in Section 2.13) for the purpose of considering the Arrangement Resolution and the Continuance Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

                  (c) subject to obtaining such shareholder approval as is required by the CBCA, the OBCA and the Interim Order, proceed with and diligently pursue the Continuance, send to the Director under the CBCA, for endorsement and filing by such Director, the Articles of Continuance under the OBCA and, obtain a certification of continuance, and diligently pursue the application to the Court for the Final Order; and

                  (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement.

         1.2 INTERIM ORDER. The notice of motion for the application referred to in Section 1.1(a) shall request that the Interim Order provide:

                  (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided:

                  (b) that the requisite shareholder approval for the Arrangement Resolution shall be 66-2/3% of the votes cast on the Arrangement Resolution by holders of Company Common Shares present in person or by proxy at the Company Shareholders Meeting;

                  (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting; and

                  (d) for the grant of the Dissenters' Rights.

         1.3 EFFECT OF THE ARRANGEMENT. At the Effective Time, the effect of the Arrangement shall be as provided in this Agreement and the Plan of Arrangement and the applicable provisions of the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will continue to repose in Company, and all debts, liabilities and duties of Company will continue as the debts, liabilities and duties of Company.

         1.4 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Arrangement, the following shall occur:

                  (a) EXCHANGE OF COMPANY COMMON SHARES. Each outstanding capital share of the Company (each a "COMPANY COMMON SHARE" and collectively, the "COMPANY COMMON SHARES") issued and outstanding immediately prior to the Effective Time, other than any Company Common Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.5(a)), will, after giving effect to the Amalgamation, be automatically exchanged (subject to Section 1.4(e)) with Canadian Sub for
0.165017 shares of Common Stock, $0.001 par value per share, of Parent (the "PARENT COMMON STOCK") (the "EXCHANGE RATIO") (which reflects the two-for-one stock split effected as a stock dividend to be paid by Parent (the "STOCK SPLIT") on February 18, 2000) upon surrender of the certificate representing such Company Common Share in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.8). In no event will Parent be required to issue more than 2,563,273 shares of Parent Common Stock in connection with the Arrangement, inclusive of shares of Parent Common Stock issuable in connection with the assumption of warrants, options or other rights to acquire Company Common Shares as required by this Agreement. If any Company Common Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted shares purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such Company Common Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted shares purchase agreement or other agreement. Where used herein, the term "COMPANY COMMON SHARES" shall, if the context so requires, refer to common shares of Amalco.

                  (b) CANCELLATION OF PARENT-OWNED STOCK. Each Company Common Share held by Company, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Shares then outstanding under Company's Management's Stock Option Plan and the management stock option agreements referred to in
Section 2.3(a) of the Company Schedule (collectively, the "COMPANY OPTION PLANS") shall be assumed by Parent in accordance with Section 6.6 hereof.

                  (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Shares occurring on or after the date hereof and prior to the Effective Time. Notwithstanding the foregoing, no adjustment to the Exchange Ratio shall be made in connection with the Stock Split to be paid February 18, 2000.

                  (e) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Arrangement, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.6(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("NASDAQ").

         1.5 DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Shares who has demanded and perfected appraisal and dissent rights ("DISSENTERS' RIGHTS") for such shares in accordance with the Interim Order, the CBCA, or the OBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the Interim Order, the CBCA, or the OBCA, as the case may be.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Company Common Shares who demands appraisal of such shares under the CBCA or the OBCA shall effectively withdraw (or otherwise by law not be entitled to) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Common Shares, withdrawals of such demands, and any other instruments served pursuant to the CBCA or the OBCA and received by Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the CBCA or the OBCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Shares or offer to settle or settle any such demands.

         1.6 SURRENDER OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Arrangement.

                  (b) PARENT TO PROVIDE COMMON SHARES. Promptly after the Effective Time, Parent shall cause Canadian Sub to make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.4 in exchange for outstanding Company Common Shares, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.4(e) and any dividends or distributions to which holders of Company Common Shares may be entitled pursuant to Section 1.4(d).

                  (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding Company Common Shares whose shares were exchanged for shares of Parent Common Stock pursuant to
Section 1.4, cash in lieu of any fractional shares pursuant to Section 1.4(e) and any dividends or other distributions pursuant to Section 1.4(d), subject to receipt of (i) a duly completed and validly executed letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.4(e) and any dividends or other distributions pursuant to Section 1.4(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their Company Common Shares were exchanged at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.4(e) and any dividends or distributions payable pursuant to Section 1.4(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.4(d) as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such Company Common Shares are entitled to be exchanged and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 1.4(e) and any dividends or distributions payable pursuant to Section 1.4(d).

                  (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.4(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

                  (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and Canadian Sub shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Shares such amounts as may be required (as advised by tax counsel for Parent) to be deducted or withheld therefrom under the United States Code or under any provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  (g) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, Parent, Canadian Sub or Amalgamation Sub nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.7 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON SHARES. All shares of Parent Common Stock issued or transferred in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares, and there shall be no further registration of transfers on the records of Amalco of Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Amalgamation Sub for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.8 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the Company Common Shares represented by such Certificates were converted pursuant to Section 1.4, cash for fractional shares, if any, as may be required pursuant to Section 1.4(e) and any dividends or distributions payable pursuant to Section 1.4(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the amalgamated corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.9 TAX AND ACCOUNTING CONSEQUENCES.

                  (a) It is intended by the parties hereto that the Arrangement shall constitute a reorganization within the meaning of Section 368 of the United States Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                  (b) It is intended by the parties hereto that the Arrangement shall be treated under U.S. gaap as a purchase for accounting purposes.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to ensure Company following the Effective Time continues to have full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company will take all such lawful and necessary action.

         1.11 CLOSING. The closing of the Arrangement (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE"). The parties shall use their reasonable commercial efforts to ensure that the Closing Date is on or before March 31, 2000.


                                   ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF COMPANY AND AMALGAMATION SUB


         As of the date hereof and as of the Closing Date, Company and Amalgamation Sub jointly and severally represent and warrant to Parent and Canadian Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY SCHEDULE"), as follows:

         2.1 Organization and Qualification; Subsidiaries.

                  (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3). Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.

                  (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

                  (c) Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Company.

                  (d) Amalgamation Sub is a wholly-owned subsidiary of Company and has no assets or liabilities and no obligations, other than as contemplated herein.

         2.2 ARTICLES OF INCORPORATION AND BYLAWS. Company has previously furnished to Parent a complete and correct copy of its Articles of Amalgamation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

         2.3 CAPITALIZATION.

                  (a) The authorized capital stock of Company consists of an unlimited number of Company Common Shares without par value. At the close of business on the date of this Agreement (i) 12,336,333 Company Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no Company Common Shares were held by subsidiaries of Company; (iii) no Company Common Shares were available for future issuance pursuant to Company's ESPP; (iv) 439,246 Company Common Shares were reserved for issuance upon the exercise of outstanding options to purchase Company Common Shares under the Management Stock Option Plan; (v) 160,000 Company Common Shares were reserved for issuance upon the exercise of outstanding options to purchase Company Common Shares under the management stock option agreements referred to in Section 2.3(a) of the Company Disclosure Schedule; (vi) no Company Common Shares were available for future grant under the Management Stock Option Plan;
(vii) 2,597,802 Shares were reserved for future issuance upon conversion of warrants of the Company (the "WARRANTS"); and (viii) 3,091,143 Company Common Shares were reserved for future issuance pursuant to the Stock Option Agreement. No Company Preferred Shares are authorized, issued or outstanding, and no rights under the ESPP are outstanding or will be outstanding as of the Effective Time.
Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Warrant and Company Stock Option (as defined in Section 6.6) outstanding as of the date of this Agreement: (i) the name and address of the holder or optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of Company Common Shares subject to such Warrant or Company Stock Option; (iv) the exercise price of such Warrant or Company Stock Option; (v) the date on which such Warrant or Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Warrant or Company Stock Option expires; and (viii) whether the exercisability of such Warrant or Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Company has made available to Parent accurate and complete copies of all Warrants and stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options.
All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company is in compliance with all applicable securities legislation in each province of Canada and each state of the United States. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Arrangement. The number of holders of record of the Warrants is set forth in Section 2.3(a) of the Company Schedule. All outstanding Company Common Shares, all outstanding Company Stock Options, all outstanding Warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) subject to receiving final approval of the TSE in respect of the December 7, 1999 amendment to the Management Stock Option Plan as it relates to the grant of stock options to certain employees effective December
7, 1999 and subject to filing of all documents required under Tennessee securities legislation in respect of the grant of stock options to residents of Tennessee and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, provincial, regional, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

                  (b) Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly, or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), all of the outstanding share capital of each subsidiary of the Company, which subsidiaries are listed on Section 2.3(b) of the Company Schedule. Other than as set forth on Schedule 2.3(b), Company has no subsidiaries or affiliated companies and does not otherwise own or control any equity, partnership, or similar ownership interest in any corporation, limited liability company, association, or similar business entity. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

         2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Company and Amalgamation Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the shareholders of Company to the Continuance and the Arrangement and of the Court to the Arrangement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Company and Amalgamation Sub and the consummation by Company and Amalgamation Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and Amalgamation Sub and no other corporate proceedings on the part of Company and Amalgamation Sub are necessary to authorize this Agreement, the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement, the Continuance, and the Arrangement by holders of not less than 66-2/3% of the outstanding Company Common Shares in accordance with the CBCA and the OBCA, the Interim Order and the Company Charter Documents). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Company and Amalgamation Sub and, assuming the due authorization, execution and delivery by Parent and Canadian Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms.

         2.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement and the Stock Option Agreement by Company and Amalgamation Sub do not, and the performance of this Agreement and the Stock Option Agreement by Company and Amalgamation Sub shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's shareholders of the Continuance and the Arrangement and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

                  (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company and Amalgamation Sub do not, and the performance of this Agreement by Company and Amalgamation Sub and the issuance of Company Common Shares upon exercise of the Stock Option Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, whether in the United States, Canada or another applicable jurisdiction (a "GOVERNMENTAL ENTITY"), except for (A) applicable requirements, if any, of the securities legislation of each province of Canada (the "CANADIAN SECURITIES LEGISLATION"); the filing required under the Competition Act (Canada); the filing required with Industry Canada under the Investment Canada Act (Canada); approval of the TSE; the Interim Order and Final Order of the Court in respect of the Arrangement; and the pre-merger notification requirements (the "HSR APPROVAL"), of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or prevent consummation of the transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

                  (c) Company, together with its affiliates, does not have assets in Canada in aggregate value as at January 31, 1999 or January 31, 2000, or gross revenues from sales in, from or into Canada for the year ended January 31, 1999 or January 31, 2000, that exceed in any such case $50,000,000, as determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada). Assuming the accuracy of the representations and warranties contained in Section 3.3(c), there is no pre-notification requirement by Company under the Competition Act (Canada) in connection with the Arrangement.

                  (d) At January 31, 2000, the value of Company's consolidated assets, as determined in accordance with Canadian gaap and the provisions of the Investment Canada Act (Canada), were less than $184,000,000.

         2.6 COMPLIANCE; PERMITS.

                  (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any material law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

                  (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

         2.7 ONTARIO FILINGS; FINANCIAL STATEMENTS.

                  (a) Company has made available to Parent a correct and complete copy of each report, schedule, circular, filing and other document filed by Company with the OSC and the TSE since January 31, 1997, which are all the forms, reports and documents required to be filed by Company with the OSC since January 31, 1997, and, prior to the Effective Time, Company will have furnished Parent with true and complete copies of any additional documents filed hereafter with the OSC by Company prior to the Effective Time (all such filings, including any financial statements or other documents, including any schedules included therein, are referred to as the "COMPANY REGULATORY REPORTS"). Company has not filed any confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential. The Company Regulatory Reports (A) were prepared in accordance with the requirements of the Canadian Securities Legislation, the TSE and the CBCA, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the OSC or the TSE.

                  (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Regulatory Reports and Company's audited consolidated financial statements as at and for the periods ended through October 31, 1999 (copies of which have been furnished to Parent) were prepared in accordance with Canadian generally accepted accounting principles ("CANADIAN GAAP") applied on a consistent basis throughout the periods involved and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

                  (c) The Company is a "reporting issuer" or its equivalent for the purposes of the Canadian Securities Legislation and is not in violation of any requirement thereunder.

         2.8 NO UNDISCLOSED LIABILITIES. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with Canadian gaap which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of October 31, 1999 or (ii) liabilities incurred since October 31, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole.

         2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since October 31, 1999, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, shares or property) in respect of, any of Company's or any of its subsidiaries' share capital, or any purchase, redemption or other acquisition by Company of any of Company's share capital or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' share capital, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in Canadian gaap, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business.

         2.10 ABSENCE OF LITIGATION. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

         2.11 EMPLOYEE BENEFIT PLANS.

                  (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all International Employee Plans (as defined in subsection (e) below) and all "employee benefit plans" within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether ERISA is applicable thereto), covering any active, former employee, director or consultant of Company (an "EMPLOYEE," which shall for this purpose mean an Employee of Company or any Affiliate (as defined below)), any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the United States Code (an "AFFILIATE"), or with respect to which Company has liability, are listed in Section 2.11(a) of the Company Schedule (the "PLANS"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan and each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit, or other agreement, contract or understanding between Company or any Affiliate and any Employee ("EMPLOYMENT AGREEMENT"), including (without limitation) all amendments to each such Plan and/or Employment Agreement, and all material written agreements and contracts relating to each such Plan; (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Plan; (iii) all Internal Revenue Service (the "IRS") determination, opinion, notification and/or advisory letters; (iv) all correspondence to or from any Governmental Entity relating to any Plan; (v) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (vi) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, and trust agreements; (vii) all material communications to Employees relating to any Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company or any Affiliate; (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ix) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan;
(x) current financial information with respect to each Plan that is a pension plan (including copies of cost certificates, actuarial valuation reports, investment reports disclosing Plan assets and annual information returns); and
(xi) with respect to each Plan that is a pension plan, (A) actuarial assumptions or employee data, since the most recent actuarial reports which could have a significant financial impact on the Plan's funded status, and (B) surplus entitlement or contribution holiday opinion letters received with respect to each such Plan and any correspondence relating thereto with pension regulatory authorities.

                  (b) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Plan, and each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to each such Plan. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to any Plan has been timely made or accrued. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid). No unfunded liabilities or solvency deficiencies exist for any Plan. With respect to any Plan that is a pension plan, no material changes have occurred which would affect the actuarial valuation reports, and with respect to all Plans, no material changes have occurred which would affect the financial statements provided to Parent. Each Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a Governmental Entity has been timely qualified, registered or approved, and, to Company's knowledge, nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate Governmental Entity to revoke such qualification, registration or approval.

                  (c) Neither Company nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the United States Code and at no time has Company or any of its Affiliates contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or any similar provision of Canadian law or to any plan described in Section 413(c) of the United States Code or any similar provision of Canadian law. Neither Company nor any of its Affiliates, nor any officer or director of Company or any of its Affiliates is subject to any liability or penalty under Section 4975 through 4980B of the United States Code or Title I of ERISA or any similar provision of Canadian law. No "prohibited transaction," within the meaning of
Section 4975 of the United States Code or Sections 406 and 407 of ERISA or any similar provision of Canadian law, and not otherwise exempt under Section 4975 of the United States Code, and Section 408 of ERISA or any similar provision of Canadian law, has occurred with respect to any Plan which could subject Company or its Affiliates to material liabilities.

                  (d) Neither Company nor any of its affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law or Canadian law applicable to Employees of Company or any of its Affiliates. None of the Plans promises or provides retiree medical benefits to any person except as required by applicable law, and neither Company nor any of its affiliates has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Employee or dependent thereof, except to the extent required by statute; to the extent that Company or any of its affiliates provides retiree benefits, no unfunded obligations to provide such coverage or benefits exists.

                  (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee; or (ii) result in any payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the United States Code or any similar provision of Canadian law.

                  (f) Each International Employee Plan (as defined below) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, Parent or any of their respective Affiliates. For purposes of this Section, "INTERNATIONAL EMPLOYEE PLAN" shall mean each Plan that has been adopted or maintained by the Company or any of its Affiliates, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees outside the United States.

         2.12 LABOR MATTERS.

                  (a) (i) There are no material controversies, claims, labor disputes or grievances pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective current or former employees directors or consultants (collectively, "Employees"); (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any Employees of Company or any of its subsidiaries.

                  (b) Company and each of its subsidiaries: (i) is in material compliance with all applicable foreign, federal, provincial, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, pension plans, health tax, workplace safety and insurance, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Company, threatened, or reasonably anticipated claims or actions against Company under any worker's compensation policy, workplace safety and insurance or long-term disability policy.

                  (c) To the knowledge of Company, no shareholder, officer, employee or consultant of Company or any of its subsidiaries is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of Company and its subsidiaries or that would interfere with Company's and its subsidiaries' business. Neither the execution nor delivery of this Agreement, nor the carrying on of Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Company's business as presently conducted or currently proposed to be conducted, will to the knowledge of Company conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.13 CIRCULAR DISCLOSURE. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Circular to be filed with the Court by Company pursuant to Section 5.1(a) hereof will, at the date mailed to the shareholders of Company, at the time of the shareholders meeting of Company (the "COMPANY SHAREHOLDERS MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or contain any misrepresentations (as such term is defined the Securities Act (Ontario) as of each such date or time. The Circular will comply as to form in all material respects with the requirements of the CBCA, the Interim Order, the Canadian Securities Legislation and the TSE.

         2.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

         2.15 TITLE TO PROPERTY. Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to the Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

         2.16 TAXES.

                  (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, provincial, regional, state, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, goods and services, workers' compensation and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) TAX RETURNS AND AUDITS.

                           (i) Company and each of its subsidiaries have timely
filed all federal, state, local and foreign returns, estimates, declarations, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company. Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                           (ii) Company and each of its subsidiaries as of the
Effective Time will have withheld with respect to its employees all Taxes and other Taxes required to be withheld.

                           (iii) Neither Company nor any of its subsidiaries has
been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv) No audit or other examination of any Return of
Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

                           (v) No adjustment relating to any Returns filed by
Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to Company or any of its subsidiaries or any representative thereof.

                           (vi) Neither Company nor any of its subsidiaries has
any liability for any unpaid Taxes which has not been accrued for or reserved on Company balance sheet dated October 31, 1999 in accordance with Canadian gaap, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since October 31, 1999 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

                           (vii) There is no contract, agreement, plan or
arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the United States Code. There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the United States Code.

                           (viii) Neither Company nor any of its subsidiaries
has filed any consent agreement under Section 341(f) of the United States Code or agreed to have Section 341(f)(2) of the United States Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the United States Code) owned by Company or any of its subsidiaries.

                           (ix) Neither Company nor any of its subsidiaries is
party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                           (x) Company has (a) never been a member of an
affiliated group (within the meaning of United States Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (b) no liability for the Taxes of any person (other than Company or any of its Subsidiaries) under United States Treas.
Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                           (xi) None of Company's or its subsidiaries' assets
are tax exempt use property within the meaning of Section 168(h) of the United States Code.

                           (xii) Neither Company nor any of its subsidiaries has
distributed the shares of any corporation in a transaction satisfying the requirements of Section 355 of the United States Code. The shares of neither Company nor any of its subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the United States Code.

                           (xiii) To Company's knowledge, no circumstances exist
which would make Company or any subsidiary subject to the application of any of Sections 79 to 80.04 of the Income Tax Act (Canada). Neither Company nor any of its subsidiaries have acquired property or services from or disposed of property or provided services to, a person with whom it does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

                           (xiv) Company has not deducted any material amounts
in computing its income in a taxation year which may be included in a subsequent taxation year under Section 78 of the Income Tax Act (Canada).

         2.17 ENVIRONMENTAL MATTERS.

                  (a) HAZARDOUS MATERIAL. Except as would not result in liability to Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, provincial, regional, state, municipal, or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances or contaminants pursuant to the Environmental Protection Act (Ontario) or the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

                  (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a material liability to Company (in any individual case or in the aggregate)
(i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) PERMITS. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

                  (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

                  (e) COMPLIANCE WITH ENVIRONMENTAL LAWS. Company, the operation of its business, the property and assets owned, leased or used by Company and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. Company has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws. Company has not received any notice of any non-compliance with any Environmental Laws, and Company has never been convicted of an offense for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

                  (f) DEFINITION OF ENVIRONMENTAL LAWS. As used herein, "Environmental Laws" shall mean all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now or hereafter in existence in Canada (whether federal, provincial or municipal) and, to the extent applicable to the conduct of Company's business in the United States (whether federal, state or local) or any other jurisdiction in which Company carries on business relating to the protection and preservation of the environment, occupational health and safety, product safety or product liability including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Environmental Protection Act, R.S.O. 1990, c E.19 (Ontario), as amended; the Canadian Environmental Protection Act, R.S.C. 1985, C. 16 (4th Supp.), as amended; and the regulations promulgated pursuant to such laws.

         2.18 BROKERS. With the exception of the fees payable to Deutsche Banc Alex. Brown under its engagement letter with Company dated January 19, 2000 (a copy of which has been provided to

Parent), Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.19 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all Canadian, United States and foreign common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, formulae and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor ("Trademarks"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, (ix) mask works, mask work registrations and applications therefor; (x) computer software including source code, object code, firmware, development tools, files, records and data, as well as all media on which any of the foregoing is recorded; (xi) slogans, packaging designs, and (xii) any similar or equivalent rights to any of the foregoing (as applicable), and all goodwill associated therewith throughout the world.

         "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and it subsidiaries.

         "REGISTERED INTELLECTUAL PROPERTY" means all Canadian, United States and foreign Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

                  (a) Section 2.19(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered the date of issue, registration or the like, the expiry date of such registration, if any, the next due date for payment of any registration, renewal or maintenance fee and lists any proceedings or actions before any court or tribunal (including the Canadian or United States Patent and Trademark Offices (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

                  (b) Section 2.19(b) of the Company Schedule is a complete and accurate list (by name and version number) of all products or service offerings of Company or any of its subsidiaries ("COMPANY PRODUCTS") that have been distributed or provided in the [January 1, 1999] year period preceding the date hereof or which Company or any of its subsidiaries currently intends to distribute or provide in the future, including any products or service offerings under development.

                  (c) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any material manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

                  (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Canada, the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

                  (e) Section 2.19(e) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property which is the subject of an application or filing but which has not yet been granted, issued or otherwise registered by the applicable authority, all of which is currently being processed in the ordinary course, and actions that are required to be taken by Company within ninety (90) days of the date hereof with respect to any of the Company Registered Intellectual Property.

                  (f) Company owns and has good and exclusive title to, or is the exclusive licensee of each material item of Company Intellectual Property owned or licensed by it free and clear of any lien or encumbrance (subject to non-exclusive licenses and related restrictions granted in the ordinary course which are listed on the Company Schedule). Without limiting the foregoing: (i) Company is the exclusive owner or is the exclusive licensee of all Trademarks used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, or is the exclusive licensee of and has good title to, all copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own or license; (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

                  (g) To the extent that any Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Intellectual Property or any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of all such third party's Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted). Any such third party waived its moral rights in any such Intellectual Property which has been conveyed by such third party to Company or any of its subsidiaries.

                  (h) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property used or proposed to be used in the conduct of Company's business to any third party. None of Company's rights in material Company Intellectual Property has lapsed or entered the public domain.

                  (i) Section 2.19(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course which are substantially identical to Company's standard form of license agreement attached under Section 2.19 of the Company Schedule; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company. Any such end-user licenses granted in the ordinary course noted above have been only in respect of object code versions of the software comprised in the Intellectual Property, and no third party has rights in or to any source code comprised in the Intellectual Property.

                  (j) All contracts, licenses and agreements relating to either
(i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, Company will be permitted to exercise all of its rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement will to Company's knowledge, result in (i) Parent's granting to any third party any right to or with respect to any material Intellectual

Property right owned by, or licensed to, it, (ii) Parent's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (iii) Parent's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent prior to the Closing.

                  (k) The operation of the business of Company and its subsidiaries as such business currently is conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products ) and (ii) Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction or violates the rights of any person (including rights to privacy or publicity).

                  (l) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, or violates the rights of any person (including rights to privacy or publicity). No Company Intellectual Property or product, technology or service of Company or its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Company or its subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

                  (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

                  (n) Company and each of its subsidiaries has taken reasonable steps in accordance with normal industry practice to protect Company's and its subsidiaries' rights in confidential information and trade secrets of the Company or its subsidiaries that Company wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and uses its best efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company. As a matter of contract or otherwise by law, no current or former employee, consultant or contractor of Company or any subsidiary has rights to any Company Intellectual Property and each has waived his or her moral rights in any Company Intellectual Property.

                  (o) All of the Company Products (i) record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the Company Products recorded, stored, processed, calculated and presented calendar dates on or before December 31, 1999, or calculated any information dependent on or relating to such dates (collectively, "YEAR
2000 COMPLIANT"), and (ii) lost no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and did not cause an interruption in the ongoing operations of the Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term
"INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by Company or any of its subsidiaries in the conduct of their business, or purchased by Company or any of its subsidiaries from third-party suppliers.

                  (p) There are neither contracts, licenses nor agreements between either Company or any of its subsidiaries on the one hand and any other person on the other with respect to Company Intellectual Property under which there is any dispute known to Company or any of its subsidiaries regarding the scope of such agreement or performance under such agreement including with respect to any payments to be made or received by Company or any of its subsidiaries thereunder.

                  (q) Neither Company nor any of its subsidiaries is obligated to pay any royalties or other compensation to any person in respect of its ownership, use or license of any of the Company Intellectual Property.

         2.20 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Company nor any of its subsidiaries is a party to or is bound by:

                  (a) any employment or consulting agreement, contract or commitment with any officer, director, Company employee currently earning an annual salary in excess of (U.S.) $55,000 or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

                  (b) any agreement or plan, including, without limitation, any stock option plan, shares appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (c) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

                  (d) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

                  (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

                  (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

                  (h) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

                  (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other written agreements or instruments relating to the borrowing of money or extension of credit;

                  (j) any material settlement agreement entered into within five
(5) years prior to the date of this Agreement; or

                  (k) any other agreement, contract or commitment that has a value of (U.S.) $22,000 or more individually.

         Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

         2.21 INSURANCE. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         2.22 OPINION OF FINANCIAL ADVISOR. Company has been advised by its financial advisor, Deutsche Banc Alex. Brown (which advice will be confirmed in writing to Company prior to the mailing of the Circular) that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the shareholders of Company from a financial point of view.

         2.23 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved, subject to shareholder approval and approval of the Court, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Arrangement is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Company approve the Continuance and the Arrangement.

         2.24 VOTE REQUIRED. Subject to the terms of the Interim Order, the affirmative vote of not less than 66-2/3% of the votes that holders of the outstanding Company Common Shares voting on such matter are entitled to vote with respect to the Continuance Resolution and the Arrangement Resolution is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         2.25 ISSUANCE AND RESALE OF PARENT COMMON STOCK. The issuance and exchange of Parent's Common Stock to the shareholders of Company at the Effective Time under Section 1.4(a) above constitutes an exempt transaction under Section 3(a)(10) of the United States 1933 Act. In addition, the shares of Parent Common Stock received in exchange for Company Common Shares at the Effective Time will be freely transferable under the United States 1933 Act, except that the shares of Parent Common Stock received in exchange for Company Common Shares held by persons who are deemed to be "affiliates" (as such term is defined in the rules and regulations under the United States 1933 Act) of Company prior to the Effective Time may be resold by them only in transactions permitted under Rule 145 of the United States 1933 Act or as otherwise permitted by the United States 1933 Act.


                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND CANADIAN SUB


         Parent and Canadian Sub jointly and severally represent and warrant to Company and Amalgamation Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

         3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Canadian Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Canadian Sub and the consummation by Parent and Canadian Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Canadian Sub, and no other corporate proceedings on the part of Parent or Canadian Sub are necessary to authorize this Agreement and the Stock Option Agreement, or to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Canadian Sub and, assuming the due authorization, execution and delivery by Company and Amalgamation Sub, constitute legal and binding obligations of Parent and Canadian Sub, enforceable against Parent and Canadian Sub in accordance with their respective terms. The shares of Parent Common Stock issued at the Effective Time pursuant to the terms of this Agreement shall be fully paid and non-assessable.

         3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Parent and Canadian Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Canadian Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) The execution and delivery of this Agreement by Parent and Canadian Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Canadian Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the United States 1933 Act; the United States 1934 Act; the securities laws of various states within the United States and various provinces of Canada; the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder; the rules and regulations of Nasdaq; the filing required under the Competition Act (Canada); the filing required with Industry Canada under the Investment Canada Act (Canada); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Arrangement or otherwise prevent Parent or Canadian Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                  (c) Parent, together with its affiliates, does not have assets in Canada in the aggregate as at March 31, 1999, or gross revenues from sales in, from or into for the year ended March 31, 1999, in, from or into Canada, that exceed in any such case $350,000,000, respectively, in aggregate value as determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada). Assuming the accuracy of the representations and warranties contained in Section 2.5(c), there is no pre-notification requirement of Parent under the Competition Act (Canada) in connection with the Arrangement.

         3.4 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after March 31, 1998 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since March 31, 1998. The Parent SEC Reports
(A) were prepared in accordance with the requirements of the United States 1933 Act or the United States 1934 Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

                  (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. gaap applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the United States 1934 Act) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

                  (c) Since December 31, 1999, the date of the balance sheet included in Parent's report on Form 10-Q filed with the SEC for the quarter ended December 31, 1999, there has not occurred any Material Adverse Effect on Parent.

         3.5 CIRCULAR DISCLOSURE. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Circular will, at the dates mailed to the shareholders of Company, at the time of the Company Shareholders Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in the Circular.

         3.6 ABSENCE OF LITIGATION. Except as is set forth in the Parent SEC Reports, there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that are required to be disclosed in any Parent SEC Report (or as of the date hereof which would be required to be disclosed in any Parent SEC Report to be filed).

         3.7 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. gaap which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of December 31, 1999 or (ii) liabilities incurred since December 31, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

         3.8 TSB INTERNATIONAL TAX TREATMENT. In connection with Company's participation in a stock exchange transaction in accordance with an Exchange Agreement dated as of July 28, 1999 (the "Exchange Agreement") among Company, TSB International, Inc. and certain shareholders of TSB International, Inc., Parent agrees, on behalf of itself, its subsidiaries and its affiliates, that it will not file any tax return that reports the exchange transaction in any manner inconsistent with the tax treatment described in the recitals of the Exchange Agreement, unless otherwise required by the determination of the United States Internal Revenue Service.

         3.9 ISSUANCE OF RESALE OF PARENT COMMON STOCK. The issuance and exchange of Parent's Common Stock to the shareholders of Company at the Effective Time under Section 1.4(a) above constitutes an exempt transaction under Section 3(a)(10) of the United States 1933 Act. In addition, the shares of Parent Common Stock received in exchange for Company Common Shares at the Effective Time will be freely transferable under the United States 1933 Act, except that the shares of Parent Common Stock received in exchange for Company Common Shares held by persons who are deemed to be "affiliates" (as such term is defined in the rules and regulations under the United States 1933 Act) of Company prior to the Effective Time may be resold by them only in transactions permitted under Rule 145 of the United States 1933 Act or as otherwise permitted by the United States 1933 Act.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME


         4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

         In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Schedule, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                  (a) Waive any shares repurchase rights, accelerate, amend or change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

                  (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

                  (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other securities of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                  (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of Company Common Shares pursuant to the exercise of the Warrants and the exercise of Company Stock Options outstanding as of the date of this Agreement, and (y) the granting of stock options (and the issuance of Common Shares upon exercise thereof), in the ordinary course of business and consistent with past practices;

                  (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

                  (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

                  (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

                  (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

                  (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

                  (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company Regulatory Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

                  (m) Make any individual or series of related payments outside of the ordinary course of business in excess of (U.S.) $50,000;

                  (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

                  (o) Enter into, renew or materially modify any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than renewals of existing nonexclusive contracts, agreements or obligations;

                  (p) Except as required by Canadian gaap, revalue any of its assets or make any change in accounting methods, principles or practices;

                  (q) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of (U.S.) $50,000;

                  (r) Engage in any action that could reasonably be expected to cause the Arrangement to fail to qualify as a "reorganization" under Section 368(a) of the United States Code;

                  (s) Settle any litigation;

                  (t) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability;

                  (u) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (t) above.

         4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and the Stock Option Agreement, without the prior written consent of Company, Parent shall not engage in any action that could reasonably be expected to (i) cause the Arrangement to fail to qualify as a "reorganization" under Section 368(a) of the United States Code or (ii) materially delay the closing of the Arrangement.


                                    ARTICLE V
                          COMPANY SHAREHOLDER APPROVAL


         5.1 CIRCULAR; OTHER FILINGS; BOARD RECOMMENDATIONS.

                  (a) As promptly as practicable after the execution of this Agreement, Company, Canadian Sub and Parent will prepare, and Company and Amalgamation Sub will file with the Court, the Circular. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Circular. Each of Company, Parent, Amalgamation Sub and Canadian Sub will afford the other parties an opportunity to review all materials to be submitted to the Court, and shall make all such changes as are reasonably requested. Each of Company, Amalgamation Sub, Canadian Sub and Parent will respond to any comments of the Court, and will use its respective commercially reasonable efforts to have the Interim Order issued as promptly as practicable after such filing, and Company will cause the Circular to be mailed to its shareholders at the earliest practicable time after the Interim Order has been granted by the Court. As promptly as practicable after the date of this Agreement, each of Company, Amalgamation Sub, Canadian Sub and Parent will prepare and file any other filings required to be filed by it pursuant to the requirements of the CBCA, the OBCA, the Interim Order, the Canadian Securities Legislation, the TSE and any other Canadian, United States or other laws relating to the Arrangement and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company, Amalgamation Sub, Canadian Sub and Parent will notify the other promptly upon the receipt of any comments from the Court or its staff or any other government officials and of any request by the Court or its staff or any other government officials for amendments or supplements to the Circular or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Court or its staff or any other government officials, on the other hand, with respect to the Circular, the Arrangement or any Other
Filing. Each of Company, Amalgamation Sub, Canadian Sub and Parent will cause all documents that it is responsible for filing with the Court or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Circular or any Other Filing, Company, Amalgamation Sub, Canadian Sub or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Court or its staff or any other government officials, and/or mailing to shareholders of Company, such amendment or supplement.

                  (b) Subject to Section 5.2(c), the Circular will include the unanimous recommendation of the Board of Directors of Company in favor of approval of the Continuance and the Arrangement.

         5.2 MEETING OF COMPANY SHAREHOLDERS.

                  (a) Promptly after the date hereof, Company will take all action pursuant to the requirements of the CBCA, the OBCA, the Interim Order, the Canadian Securities Legislation (and all other applicable securities laws), the TSE and the Company Charter Documents to convene the Company Shareholders Meeting to be held as promptly as practicable, and in any event Company will use its best efforts to convene such meeting not later than March 24, 2000, for the purpose of voting upon the Continuance and the Arrangement. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Continuance and the Arrangement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the TSE and the requirements of the CBCA, the OBCA, the Interim Order, the Canadian Securities Legislation and all other applicable securities laws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Circular is provided to Company's shareholders in advance of a vote on the Continuance and the Arrangement or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Circular) there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting. Company shall ensure that the Company Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders Meeting are solicited, in compliance with the CBCA (including, without limitation, the Canadian Securities Legislation), the OBCA, the Interim Order, the Company Charter Documents, the rules of the TSE and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this

Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.

                  (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's shareholders vote in favor of and adopt and approve the Continuance and the Arrangement at the Company Shareholders Meeting; (ii) the Circular shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of and adopt and approve the Continuance and the Arrangement at the Company Shareholders Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve the Continuance and the Arrangement. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

                  (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Continuance and the Arrangement if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn,
(ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 6.2, and (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law. Nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Shareholders Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) an amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 51% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on written advice of a financial advisor of nationally recognized reputation) to be more favorable to Company shareholders from a financial point of view than the terms of the Arrangement; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS


         6.1 CONFIDENTIALITY; ACCESS TO INFORMATION.

                  (a) The parties acknowledge that Company and Parent have previously executed a Mutual Confidentiality Agreement, dated as of December 1, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                  (b) ACCESS TO INFORMATION. Company and Parent will afford the other and its respective accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company and Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company or Parent , as may be reasonably requested. No information or knowledge obtained by Parent or Company in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement.

         6.2 NO SOLICITATION.

                  (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that between the date on which the Circular is mailed to the shareholders of Company and the date on which this Agreement is approved by the required Company Shareholder Vote, this Section 6.2(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this
Section 6.2, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, (3) (x) at least two days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company, and
(4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.2 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

         For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or group of more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any amalgamation, consolidation, business combination, amalgamation, plan of arrangement or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting or amalgamated entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Company; or (C) any liquidation or dissolution of Company.

                  (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 6.2, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for nonpublic information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

         6.3 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Arrangement, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties will agree to the text of the joint press release announcing the signing of this Agreement.

         6.4 REASONABLE EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Arrangement, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Arrangement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this

Agreement and otherwise to minimize the effect of such statute or regulation on the Arrangement, this Agreement and the transactions contemplated hereby.

                  (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Parent Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         6.5 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

         6.6 STOCK OPTIONS. At the Effective Time, each then outstanding option to purchase Company Common Shares (each, a "Company Stock Option") under the Company Option Plans, whether or not vested, shall by virtue of the Arrangement be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Common Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Shares at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

         6.7 FORM S-8. Parent shall file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

         6.8 INDEMNIFICATION. From and after the Effective Time, Parent will cause Company to fulfill and honor in all respects its obligations pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The provisions of the Articles of Amalgamation and Bylaws of Company as in effect on the date hereof will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law. Parent agrees to use reasonable efforts to secure, or cause Canadian Sub to secure, directors' and officers' insurance coverage for Company's directors and officers who are currently covered by Company's directors' and officers' insurance, on a three year "trailing" (or "run-off") basis and on terms no less advantageous then those applicable to such directors and officers. If a trailing policy is not available at a reasonable cost, then Parent agrees that for the period from the Effective Time until three years after the Effective Time, Parent will cause Company or any successor to Company to maintain Company's current directors' and officers' insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of Company who are currently covered by Company's directors' and officers' insurance, than those contained in the policy in effect on the date thereof, covering claims made prior to or within three years after the Effective Time, provided that such insurance remains available to Company or such successor at a cost that is no greater than 150% of the cost to Company of such insurance as at the date hereof.

         6.9 NASDAQ LISTING. Parent agrees to cause the listing on Nasdaq of the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Arrangement, subject to official notice of issuance.

         6.10 COMPANY AFFILIATE AGREEMENT. Set forth in the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the United States 1933 Act (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

         6.11 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and

Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of Canada or any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; PROVIDED, HOWEVER, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and shares.

         6.12 TERMINATION OF SEVERANCE PLANS. Company and its affiliates, as applicable, each agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to the Closing Date. Parent shall receive from Company evidence that Company's and each affiliate's (as applicable) plan(s) has been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date. In addition, Company shall terminate its 401(k) plan effective as of the day immediately preceding the Closing Date, and shall terminate the TSB International Inc. Share Ownership Plan 1998 and the TSB International Inc. Share Ownership Plan 1999 (the "Ownership Plans") in accordance with Article 18 of such Plans, effective as of the day immediately preceding the Closing Date.

         6.13 BENEFIT ARRANGEMENTS. Parent covenants and agrees that to the extent permitted by applicable law and to the extent the existing benefit plans and arrangements provided by Company to its employees are terminated on or after the Effective Time, such employees shall be entitled to benefits which are available or subsequently become available to Parent's employees, and on a basis which is on parity with Parent's employees. For purposes of satisfying the terms and conditions of such plans, Parent shall give full credit for eligibility, vesting or benefit accrual to the extent possible for each participant's period of service at the Company prior to the Effective Time.

         6.14 LISTING OF COMPANY COMMON SHARES. Company shall ensure that the Company Common Shares remain listed on a prescribed stock exchange up until and including the Effective Time for purposes of the definition of "taxable Canadian property" in Section 248(1) of the Income Tax Act (Canada) so long as any such shares are held by any person other than Parent, any of its subsidiaries or affiliates.

         6.15 WARRANT EXERCISE. Company shall use its reasonable best efforts to cause each holder of a Warrant to exercise such Warrant for cash prior to the Effective Time.

         6.16 CONSULTING AGREEMENTS. Company shall not extend the consulting agreements of Andrew Gutman and Richard Vaughn with Company beyond their termination on July 31, 2000, nor to make any severance payments thereunder.

         6.17 MANAGEMENT AGREEMENTS. On or before the Closing Date, Company shall use its reasonable best efforts to cause the employment agreements of each of Ralph Sonntag and Ray Montgomery to be terminated and replaced with employment agreements providing to each cash compensation of (U.S.) $300,000 per year and otherwise on terms and conditions mutually agreeable to Peregrine and to Mr. Sonntag and to Mr. Montgomery.

         6.18 TSE APPROVAL. The Company shall use its reasonable best efforts to obtain TSE approval of the Stock Option Agreement as soon as practicable after the date of this Agreement.


                                   ARTICLE VII
                          CONDITIONS TO THE ARRANGEMENT


         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE ARRANGEMENT. The respective obligations of each party to this Agreement to effect the Arrangement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Continuance and the Arrangement shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company, and in accordance with any additional conditions which may be imposed by the Interim Order and which are satisfactory to each of Company and Parent.

                  (b) COURT ORDERS. The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Parent and Company and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise.

                  (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Arrangement illegal or otherwise prohibiting consummation of the Arrangement. All waiting periods, if any, under the HSR Act and the Competition Act (Canada) relating to the transactions contemplated hereby will have expired or terminated early and all antitrust approvals under Canadian or other laws required to be obtained prior to the Arrangement in connection with the transactions contemplated hereby shall have been obtained.

                  (d) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Sherrard & Roe, respectively), in form and substance reasonably satisfactory to them, to the effect that the Arrangement will constitute a reorganization within the meaning of Section 368(a) of the United States Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable and customary representations as requested by such counsel for the purpose of rendering such opinions.

                  (e) NASDAQ LISTING. The shares of Parent Common Stock transferable to the shareholders of Company pursuant to the Arrangement and such other shares required to be reserved for issuance in connection with the Arrangement shall have been authorized for listing on Nasdaq upon official notice of issuance.

         7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

                  (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause
A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

                  (b) AGREEMENTS AND COVENANTS. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

                  (c) APPROVALS. Parent shall have obtained all Appropriate Regulatory Approvals required of it under this Agreement, all of which shall be in full force and effect, except where the failure to obtain any Appropriate Regulatory Approval would not prevent consummation of the Arrangement or otherwise prevent Parent or Amalgamation Sub from performing their respective obligations under this Agreement, or could not reasonably be expected to have a Material Adverse Effect on Parent.

         7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Closing

Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company, provided however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

                  (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

                  (c) AFFILIATE AGREEMENTS. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

                  (d) APPROVALS. Company shall have obtained all Appropriate Regulatory Approvals required of it under this Agreement (all of which shall be in full force and effect), except where the failure to obtain any Appropriate Regulatory Approval would not prevent consummation of the Arrangement or otherwise prevent Parent or Canadian Sub from performing their respective obligations under this Agreement, or could not reasonably be expected to have a Material Adverse Effect on Company. In addition, Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 2.5(a) of the Company Schedule.

                  (e) DISSENTERS. Holders of no more than 5% in the aggregate of the issued and outstanding Company Common Shares shall have exercised Dissenters' Rights in respect of the Continuance and/or the Arrangement.

                  (f) WARRANTS. Each outstanding Warrant shall have been exercised in full for cash.

                  (g) AVAILABLE CASH. Company shall have available cash or cash equivalents as of the Closing Date (including cash received upon exercise of outstanding Warrants as set forth in Section 7.3 (f)) totaling not less than (U.S.) $ 14,000,000 and shall have provided evidence thereof reasonably acceptable to Parent.

                  (h) NON-COMPETITION AGREEMENT. Each of Ray Montgomery and Ralph Sonntag shall have entered into a Non-Competition Agreement in substantially the form attached hereto as Exhibit G.

                  (i) EMPLOYMENT AGREEMENTS. Each of Messrs. Sonntag and Montgomery shall have entered into employment agreements in accordance with
Section 6.17 above.

                  (j) EXCHANGE AGREEMENT RELEASE. Each of Company, Mr. Sonntag and Mr. Montgomery shall have agreed in writing to release or waive as of the Effective Time any rights they may have against each other and against Polar Capital Corporation pursuant to the terms of the Exchange Agreement, the form of such release or waiver to be to the reasonable satisfaction of Parent.


                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER


         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

                  (b) by either Company or Parent if the Arrangement shall not have been consummated by June 30, 2000 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, which order, decree, ruling or other action is final and nonappealable, or if the Final Order is not granted;

                  (d) by either Parent or Company if (i) the Company Shareholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and Company's shareholders shall have taken a final vote on a proposal to approve the Arrangement, and

(ii) the Arrangement shall not have been approved at such meeting by the required Company shareholder vote (and shall not have been approved at any adjournment or postponement thereof); PROVIDED, HOWEVER, that Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless Company shall have paid to Parent the Termination Fee (defined below) required to be paid to Parent pursuant to Section 8.3(b).

                  (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

                  (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Company is cured during such 30-day period);

                  (g) by Parent, upon a breach of the provisions of Section 6.2 of this Agreement;

                  (h) by Parent if a Triggering Event (as defined below) shall have occurred; or

                  (i) by Company or Parent if this Agreement or the terms of the Plan of Arrangement shall be modified by the Court through either the Interim Order or the Final Order (and all reasonable avenues of appeal with respect to such modification have been exhausted) in such a manner as would materially impair the ability of Company or Parent to effect the Arrangement or would materially and adversely alter the economic benefits of the Arrangement to either Parent or Company as contemplated by this Agreement.

         For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the Continuance and the Arrangement; (ii) Company shall have failed to include in the Circular the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Continuance and the Arrangement; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Continuance and the Arrangement within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer or (vii) Company (or any of its officers or directors) shall have provided any recommendation to the Court in connection with the Final Order inconsistent with the unanimous recommendation of Company's Board of Directors in favor of the Continuance and the Arrangement.

         8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(e) or Section 8.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2,
Section 8.3 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         8.3 FEES AND EXPENSES.

                  (a) GENERAL. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Arrangement is consummated.

                  (b) COMPANY PAYMENTS.

                           (i) Company shall pay to Parent in immediately
available funds, within one (1) business day after demand by Parent, an amount equal to (U.S.) $4,400,000 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 8.1(d) or (g) or (h).

                           (ii) Company shall pay to Parent in immediately
available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee if this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 8.1(b) and any of the following shall occur:

                                            a) if following the date hereof and
prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated; or

                                            b) if following the date hereof and
prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement Company enters into an agreement or letter of intent providing for a Company Acquisition.

                           (iii) Company acknowledges that the agreements
contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 8.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) an amalgamation, consolidation, business combination, merger, plan of arrangement, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

         8.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

         8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX
                               GENERAL PROVISIONS


         9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Amalgamation Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                  (a)      if to Parent, Canadian Sub, or Amalgamation Sub, to:

                           Peregrine Systems, Inc.
                           12670 High Bluff Drive
                           San Diego, California 92130
                           Attention:  General Counsel
                           Telephone No.: (858) 481-5000
                           Telecopy No.:   (858) 794-5057

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention:  Douglas H. Collom, Esq.
                           Telephone No.: (650) 493-9300
                           Telecopy No.:   (650) 845-5000

                           and to:

                           Aird & Berlis
                           BCE Place
                           Suite 1800, Box 754

                           181 Bay Street
                           Toronto, Ontario M5J279
                           Attention:  Jay A. Lefton, Esq.
                           Telephone No.: (416) 865-7720
                           Telecopy No.:   (416) 863-1515

                  (b)      if to Company, to:

                           Telco Research Corporation Limited
                           5399 Eglinton Avenue West
                           Toronto, Ontario M9C 5K6
                           Attention:  President
                           Telephone No.:  (416) 622-7010
                           Telecopy No.:    (416) 622-3540

                           with a copy to:

                           Lang Michener
                           BCE Place, Suite 2500
                           181 Bay Street
                           Toronto, Ontario M5J 2T7
                           Attention:  Philippe Tardif, Esq.
                           Telephone No.:  (416) 307-4085
                           Telecopy No.:    (416) 365-1719

                           and to:

                           Sherrard & Roe, PLC
                           424 Church Street
                           Suite 2000
                           Nashville, Tennessee 37219
                           Attention:  John Voigt, Esq.
                           Telephone No. (615) 742-4200
                           Telecopy No.:  (615) 742-4539

         9.3 INTERPRETATION; KNOWLEDGE.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                  (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter, or such knowledge as such officer would be expected to have in the reasonable discharge of his responsibilities as an officer of a corporation under applicable law.

                  (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, results of operations or prospects of such entity and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that no Material Adverse Effect shall be deemed to have occurred solely as a result of any change in the trading price of Parent Common Stock or Company Common Shares, respectively, that is unrelated to any change, event or circumstance materially adverse to the business, assets (including intangible assets), capitalization, financial condition, results of operations or prospects of Parent or Company, as the case may be.

                  (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint shares company), firm or other enterprise, association, organization, entity or Governmental Entity.

         9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.8.

         9.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND AMALGAMATION SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR AMALGAMATION SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         9.12 CURRENCY. Unless otherwise specified, all sums of money referred to in this Agreement are expressed in Canadian currency.

                                    ARTICLE X
                             ADDITIONAL DEFINITIONS


         10.1 ADDITIONAL DEFINITIONS.

         In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

         "AMALCO" means the corporation resulting from the Amalgamation.

         "AMALGAMATION" means amalgamation, to be effected pursuant to the Arrangement, of the Company and Amalgamation Sub under the OBCA.

         "APPROPRIATE REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Sections 2.5(b) and 3.5(b) of this Agreement.

         "ARRANGEMENT" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Agreement and the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order.

         "ARRANGEMENT RESOLUTION" means the special resolution of the holders of Company Common Shares to be substantially in the form and content of Exhibit E annexed hereto.

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Company in respect of the Arrangement, required by the OBCA to be filed with the Director after the Final Order is made.

         "CBCA" means the Canada Business Corporations Act, as amended.

         "CIRCULAR" means the notice of the Company Shareholders Meeting and accompanying management information circular to be sent to holders of Company Common Shares in connection with the Company Shareholders Meeting, including all appendices thereto.

         "CONTINUANCE" means the continuance of Company under the OBCA, pursuant to Section 188 of the CBCA and Section 180 of the OBCA

         "CONTINUANCE RESOLUTION" means the special resolution in respect of the Continuance to be considered by the shareholders of the Company at the Company Shareholders Meeting, substantially in the form and content of Exhibit D annexed hereto.

         "COURT" means the Superior Court of Justice (Commercial List)
(Ontario).

         "DIRECTOR" means the director appointed pursuant to OBCA.

         "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the OBCA giving effect to the Arrangement.

         "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement.

         "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

         "INTERIM ORDER" means the interim order of the Court in respect of the Arrangement, as contemplated by Section 1.2.

         "NSCA" means the Nova Scotia Companies Act, as amended.

         "OBCA" means the Business Corporations Act (Ontario), as amended.

         "OSC" means the Ontario Securities Commission.

         "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Exhibit F annexed hereto and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order and which are acceptable to Parent and Company.

         "SEC" means the United States Securities and Exchange Commission.

         "TSE" means The Toronto Stock Exchange.

         "UNITED STATES 1933 ACT" means the United States Securities Act of 1933, as amended.

         "UNITED STATES 1934 ACT" means the United States Securities Exchange Act of 1934, as amended.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                 PEREGRINE SYSTEMS, INC.

                                 By: /s/ RICHARD T. NELSON
                                     -----------------------------------------

                                 Name: Richard T. Nelson
                                       ---------------------------------------

                                 Title: Vice President
                                        --------------------------------------


                                 TELCO RESEARCH CORPORATION LIMITED

                                 By: /s/ RALPH E. SONNTAG
                                     -----------------------------------------

                                 Name: Ralph E. Sonntag
                                       ---------------------------------------

                                 Title: President
                                        --------------------------------------

                                 By: /s/ REID M. DRURY
                                     -----------------------------------------

                                 Name: Reid M. Drury
                                       ---------------------------------------

                                 Title: Chairman
                                        --------------------------------------


                                 PEREGRINE NOVA SCOTIA COMPANY

                                 By: /s/ RICHARD T. NELSON
                                     -----------------------------------------

                                 Name: Richard T. Nelson
                                       ---------------------------------------

                                 Title:
                                        --------------------------------------


                                 1400066 ONTARIO, INC.

                                 By: /s/ REID M. DRURY
                                     -----------------------------------------

                                 Name:
                                       ---------------------------------------

                                 Title:
                                        --------------------------------------

                                    EXHIBIT A

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of February __, 2000, among Peregrine Systems, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder and/or option or warrant holder (the "SHAREHOLDER") of Telco Research Corporation Limited, an Ontario corporation (the "COMPANY").

                                    RECITALS

         A. The Company and the Company's wholly-owned subsidiary, and Parent and Parent's wholly-owned subsidiary have entered into an Acquisition Agreement for Plan of Arrangement (the "ARRANGEMENT AGREEMENT"), which provides for a plan of arrangement (the "ARRANGEMENT"). Pursuant to the Arrangement, all outstanding capital shares of the Company (the "COMPANY SHARES") shall be exchanged for the right to receive Common Stock of Parent, as set forth in the Arrangement Agreement.

         B. Shareholder is the beneficial owner of such number of outstanding capital shares of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement.

         C. In consideration of the execution of the Arrangement Agreement by Parent, Shareholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such capital shares of the Company over which Shareholder has voting power so as to facilitate consummation of the transactions contemplated by the Arrangement Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Arrangement Agreement. For purposes of this
Agreement:

                  (a) "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Arrangement Agreement shall have been terminated pursuant to Article VIII thereof or (ii) such date and time as the Arrangement shall become effective in accordance with the terms and provisions of the Arrangement Agreement.

                  (b) "PERSON" shall mean any individual, corporation, limited liability company, partnership or other entity, or governmental authority.

                  (c) "SHARES" shall mean: (i) all securities of the Company (including all Company Shares and all options, warrants and other rights to acquire Company Shares) owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Company Shares and all additional options, warrants and other rights to acquire Company Shares) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

                  (d) TRANSFER. A Person shall be deemed to have effected a "TRANSFER" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; PROVIDED, HOWEVER, that a transfer shall not include the purchase of or the entering into a contract by Shareholder providing for Shareholder's right to sell after the Effective Time securities of Parent received by the Shareholder in connection with the Arrangement, as long as such contract does not compromise or amend the obligation of Shareholder or right of Parent under the Power of Attorney (defined below) to vote the Shares as contemplated by Sections 3 and 4 below.

         2.       TRANSFER OF SHARES.

                  (a) TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Arrangement Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a power of attorney in the form attached hereto as EXHIBIT A (with such modifications as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

                  (b) TRANSFER OF VOTING RIGHTS. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

         3. AGREEMENT TO VOTE SHARES. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, at every meeting of the Shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (in his or her capacity as such) shall cause the Shares to be voted in favor of approval of the Continuance and the Arrangement and in favor of any matter that could reasonably be expected to facilitate the Arrangement, and against any Company Acquisition Proposal or any other matter the approval of which might reasonably be expected to delay or hinder the Arrangement.

         4. IRREVOCABLE POWER OF ATTORNEY. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a power of attorney in the form attached hereto as EXHIBIT A (the "POWER OF ATTORNEY"), which shall be irrevocable during the term of this Agreement to the fullest extent permissible by law, with respect to the Shares.

         5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Shareholder (i) is the beneficial owner of Company Common Shares and the options, warrants, and rights to purchase Company Shares indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the Company Common Shares and options and warrants to purchase Company Common Shares indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Power of Attorney. Shareholder has identified on the final page of this Agreement any nominee or agent or other person or entity in whose name are held Company Common Shares beneficially owned by Shareholder, and contact information relating to such person or entity.

         6. ADDITIONAL DOCUMENTS. Shareholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

         7. LEGENDING OF SHARES. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable power of attorney. Subject to the terms of
Section 2 hereof, Shareholder agrees that Shareholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

         8. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

         9.       MISCELLANEOUS.

                  (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement or the Power of Attorney is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

                  (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

                  (e) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  If to Parent:         Peregrine Systems, Inc.
                                        12670 High Bluff Drive
                                        San Diego, California 92130
                                        Attention: General Counsel
                                        Telecopy No.: (858) 794-5057

                  With a copy to:       Wilson Sonsini Goodrich & Rosati
                                        Professional Corporation
                                        650 Page Mill Road
                                        Palo Alto, California 94304
                                        Attention:  Douglas H. Collom, Esq.
                                        Telecopy No.:  (650) 845-5000

                  If to Shareholder:    To the address for notice set forth
                                        on the signature page hereof.

                  (f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

                  (g) ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

                  (h) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

                  (i) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.




         [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PEREGRINE SYSTEMS, INC.                 SHAREHOLDER



By:                                     By:
   ---------------------------------       ------------------------------------
   Signature of Authorized Signatory       Signature

Name:                                   Name:
     -------------------------------         ----------------------------------

Title:                                  Title:
      ------------------------------          ---------------------------------

                                        ---------------------------------------

                                        ---------------------------------------
                                        Print Address

                                        ---------------------------------------
                                        Telephone

                                        ---------------------------------------
                                        Facsimile No.

                                        Share beneficially owned:

                                        _______________ Company Shares

                                        _______________ Company Shares issuable
                                        upon exercise of outstanding options or
                                        warrants

                                        Name and contact information of any
                                        person or entity required pursuant to
                                        Section 5:

                                        ---------------------------------------

                                        ---------------------------------------

                                        ---------------------------------------

                                        ---------------------------------------



                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                          IRREVOCABLE POWER OF ATTORNEY


         The undersigned Shareholder of Telco Research Corporation Limited, a corporation existing under the laws of Canada (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Peregrine Systems, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the capital shares of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") but solely with respect to the matters referred to in Section 3 of the Voting Agreement to which this Power of Attorney is attached in accordance with the terms of this Power of Attorney. The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Power of Attorney are listed on the final page of this Power of Attorney. Upon the undersigned's execution of this Power of Attorney, any and all prior powers of attorney and proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent powers of attorney or proxies with respect to the Shares until after the Expiration Date (as defined below).

         This Power of Attorney is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned Shareholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into that certain Acquisition Agreement for Plan of Arrangement (the "ARRANGEMENT AGREEMENT"), among Parent, its wholly-owned subsidiary, and the Company. The Arrangement Agreement provides for a plan of arrangement in accordance with its terms (the "ARRANGEMENT"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Arrangement Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Arrangement shall become effective in accordance with the terms and provisions of the Arrangement Agreement. This Power of Attorney shall expire on the Expiration Date.

         The attorneys and appointees named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and nominee to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Arrangement, the execution and delivery by the Company of the Arrangement Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Arrangement Agreement and any action required in furtherance hereof and thereof, and against any Company Acquisition Proposal or any other matter the approval of which might reasonably be expected to delay or hinder the Arrangement. For greater certainty, nothing in the Power of Attorney shall confer upon the attorneys named above the right to exercise control or direction over the voting rights attached to the Shares in any circumstance other than the limited circumstances expressly referred to herein.

         The attorneys and nominees named above may not exercise this Power of Attorney on any other matter except as provided above. The undersigned Shareholder may vote the Shares on all other matters.

         Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.





         [The remainder of this page has been intentionally left blank.]

         This Power of Attorney is irrevocable (to the fullest extent permitted by law). This Power of Attorney shall terminate, and be of no further force and effect, automatically upon the Expiration Date.


Dated:                     , 2000
     ----------------------


                            Signature of Shareholder:
                                                     --------------------------
                            Print Name of Shareholder:
                                                      -------------------------

                            Shares beneficially owned:

                                  ___________ Company Shares

                                  ___________ Company Shares issuable upon exercise of outstanding options or warrants











                [SIGNATURE PAGE TO IRREVOCABLE POWER OF ATTORNEY]

                                    EXHIBIT B

                             STOCK OPTION AGREEMENT




         THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

         THIS STOCK OPTION AGREEMENT (this "AGREEMENT") is made and entered into as of February ___, 2000, among Peregrine Systems, Inc., a Delaware corporation ("Parent"), and Telco Research Corporation Limited, a corporation existing under the Canada Business Corporations Act (the "Company"). Capitalized terms used but not otherwise defined herein will have the meaning ascribed to time in the Arrangement Agreement (as defined below).

                                    RECITALS

                  A. The Company, Canadian Sub, Amalgamation Sub and Parent have entered into an Acquisition Agreement for Plan of Arrangement (the "Arrangement Agreement") which provides for a plan of arrangement among Parent, Canadian Sub, Amalgamation Sub and the Company (the "Arrangement"). Pursuant to the Arrangement, all outstanding capital shares of the Company will be exchanged for the right to receive Common Stock of Parent.

                  B. As a condition to Parent's willingness to enter into the Arrangement Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option to acquire up to 3,091,144 common shares of the Company (the "Company Shares"), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Arrangement Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to a number of Company Shares equal to 19.9% of the then issued and outstanding common shares, which option may be exercised at any time on or after the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) occurs (the "Option Shares"), in the manner set forth below by paying cash at a price of (U.S.) $7.05 per share (the "Exercise Price").

         2.       EXERCISE OF OPTION.

                  (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time if the Arrangement Agreement is terminated pursuant to any of Sections 8.1(b), (and an event causing the Termination Fee to become payable pursuant to Section 8.3(b)(ii) of the Arrangement Agreement occurs), 8.1(d), 8.1(g), or 8.1(h) thereof (any of the events being referred to herein as an "Exercise Event"). In the event Parent wishes to exercise the Option, Parent will deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") will occur on a date and at a time prior to the termination of the Option designated by Parent in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company in the City of Toronto (or in such other place where the Company's principal offices are located and of which Company has previously notified Parent).

                  (b) The Option will terminate upon the earliest of (i) the Effective Time, (ii) twelve (12) months following the date on which the Arrangement Agreement is terminated pursuant to Section 8.1(b) thereof, if no event causing the Termination Fee to become payable pursuant to Section 8.3(b) of the Arrangement Agreement has occurred, (iii) twelve (12) months following the date on which the Arrangement Agreement is terminated pursuant to Section 8.1(g) or 8.1(h) thereof, (iv) in the event the Arrangement Agreement has been terminated pursuant to Section 8.1(b) thereof and the Termination Fee became payable pursuant to Section 8.3(b)(ii) thereof, twelve (12) months after payment of the Termination Fee; and (v) the date on which the Arrangement Agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party occurred on or prior to the date of such termination; PROVIDED, HOWEVER, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act or any other similar legislation will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise will have been removed or will have become final and not subject to appeal.

         3. CONDITIONS TO CLOSING. The obligation of the Company to issue Option Shares to Parent hereunder is subject to the conditions that (A) any waiting period under the HSR Act and any other similar legislation or other government order applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, provincial, regional state, municipal, or local administrative agency, stock exchange or commission or governmental authority, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

         4. CLOSING. At any Closing, (A) the Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent against delivery of (B) payment by

Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by delivery of a certified cheque or bank cheque.

         5. REPRESENTATION AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (A) the Company is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms; (D) except for any filings required under the HSR Act and rules of The Toronto Stock Exchange, the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable; (E) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (F) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Amalgamation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries; (ii) conflict with or violate any law, rule, regulation, order, judgement or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected; (G) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act and rules of The Toronto Stock Exchange.

6.       CERTAIN RIGHTS.

                  (a) PARENT PUT. At the request of and upon notice by Parent (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Company (or any successor entity thereof) will purchase from Parent the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Parent pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

                           (i) The difference between the "Market/Tender Offer
Price" for the Company Shares as of the date Parent gives notice of its intent to exercise its rights under this Section 6(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and (B) the highest closing sale price of Company Shares then on The Toronto Stock Exchange during the 20 trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

                           (ii) The Exercise Price paid by Parent for Company
Shares acquired pursuant to the Option PLUS the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Company Shares so purchased.

                           (iii) Notwithstanding subparagraphs (i) and (ii)
above, pursuant to this Section 6, the Company will not be required to pay Parent in excess of an aggregate of (x) (U.S.) $4,400,000 PLUS (y) the Exercise Price paid by Parent for Company Shares acquired pursuant to the Option MINUS
(z) any amounts paid to Parent by the Company pursuant to Section 8.3(b) of the Amalgamation Agreement.

                  (b) PAYMENT AND REDELIVERY OF OPTION OR SHARES. In the event Parent exercises it rights under Section 6(a), the Company will, within five business days after Parent delivers notice pursuant to Section 6(a), pay the required amount to Parent in immediately available funds and Parent will surrender to the Company the Option and the certificates evidencing the Company Shares purchased by Parent pursuant thereto.

         7. LISTING AND HSR FILING. The Company will promptly file an application to list the Company Shares to be acquired upon the exercise of the Option for listing and posting on The Toronto Stock Exchange and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the

Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

         8.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS.

                  (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers, reorganizations, amalgamations, recapitalizations, reclassifications, combinations, exchanges of shares and the like (other than in connection with the Arrangement), the type and number of shares or securities subject to the Option, the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                  (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), the Company will not enact a Company Shareholder Rights Protection Plan nor adopt (nor permit the adoption of) any type of shareholders rights plan or other type of "poison pill" arrangement, that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

         9. BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm of injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defence, that there is an adequate remedy at law.

         11. ENTIRE AGREEMENT. This Agreement and the Arrangement Agreement (including the appendices thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

         12. FURTHER ASSURANCES. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

         14. NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

         (a)      if to Parent, to:

                  Peregrine Systems, Inc.
                  12670 High Bluff Drive
                  San Diego, California  92130
                  Attention:          General Counsel
                  Telephone No.:      (858) 481-5000
                  Telecopy No.:       (858) 794-5057

                  with a copy to:

                  Wilson, Sonsini, Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California  94304-1050
                  Attention:          Douglas H. Collom, Esq.
                  Telecopy No.:       (650) 845-5000

         (b)      if to the Company, to:

                  Telco Research Corporation Limited
                  5399 Eglinton Avenue West
                  Suite 115
                  Toronto, Ontario  M9C 5K6
                  Attention:          President
                  Telephone No.:      (416) 622-7010
                  Telecopy No.:       (416) 622-3540
                  with a copy to:

                  Lang Michener
                  BCE Place, 181 Bay Street
                  Suite 2500
                  Toronto, Ontario  M5J 2T7
                  Attention:          Philippe Tardif, Esq.
                  Telephone No.:      (416) 307-4085
                  Telecopy No.:       (416) 365-1719

         15. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

         16. EXPENSES. Except as otherwise expressly provided herein or in the Arrangement Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

         17. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

         19. REPLACEMENT. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Option and, if requested by the Company, upon delivery of a bond of indemnity satisfactory to the Company (or, in the case of mutilation, upon surrender of this Option), the Company will issue to Parent a replacement option (containing the same terms and conditions as this Option)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                                         PEREGRINE SYSTEMS, INC.


                                         By:
                                            -----------------------------------

                                         Name:
                                              ---------------------------------

                                         Title:
                                               --------------------------------



                                         TELCO RESEARCH CORPORATION
                                         LIMITED


                                         By:
                                            -----------------------------------

                                         Name:
                                              ---------------------------------

                                         Title:
                                               --------------------------------

                                         Title:
                                               --------------------------------

                                    EXHIBIT C

                           COMPANY AFFILIATE AGREEMENT

         THIS COMPANY AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into as of February __, 2000, among Peregrine Systems, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder who may be deemed an affiliate ("AFFILIATE") of Telco Research Corporations Limited, an Ontario corporation ("COMPANY"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement (as defined below).

                                    RECITALS

         A. Company and Company's wholly-owned subsidiary and Parent and Parent's wholly-owned subsidiary have entered into an Acquisition Agreement for Plan of Arrangement (the "ARRANGEMENT AGREEMENT") which provides for a plan of arrangement among Parent, its wholly-owned subsidiary and Company and Company's wholly-owned subsidiary. Pursuant to the Arrangement, all outstanding capital shares of Company (the "Company Shares") shall be exchanged for the right to receive Common Stock of Parent.

         B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 144 of the Rules and Regulations (the "RULES AND REGULATIONS") of the United States Securities and Exchange Commission (the "COMMISSION").

         C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Arrangement Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1. ACKNOWLEDGMENTS BY AFFILIATE. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached.

         2. BENEFICIAL OWNERSHIP OF COMPANY CAPITAL STOCK. The Affiliate is the sole beneficial owner of the number of Company Shares set forth next to its name on the signature page hereto (the "SHARES"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind, except as have been disclosed in writing to, and approved by, Parent. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement, except as have been disclosed in writing to, and approved by, Parent. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company Shares owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. All shares of Company Shares and common stock of Parent ("Parent Common Stock") acquired by Affiliate as a result of the Arrangement from the date hereof (including shares of Parent Common Stock acquired in the Arrangement) through the Effective Time shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

         3.       COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

                  (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Arrangement is expected to be effected pursuant to a court-approved plan of arrangement under the Canadian law, as described in the Arrangement Agreement, and the resale of such shares shall be subject to restrictions on transfer set forth in Rule 145 under the United States Securities Act of 1933, as amended (the "1933 Act"), and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Arrangement unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the 1933 Act or an appropriate exemption from registration, (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the 1933 Act or (iv) an authorized representative of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

                  (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Arrangement and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 or sold pursuant to an effective registration statement (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

         4. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Arrangement Agreement pursuant to Article VIII of the Arrangement Agreement.

         5.       MISCELLANEOUS.

                  (a) WAIVER; SEVERABILITY. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                  (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

                  (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) INJUNCTIVE RELIEF. Each of the parties acknowledge that
(i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Arrangement; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                  (e) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (f) ENTIRE AGREEMENT. This Agreement, the Arrangement Agreement and the other agreements referred to in the Arrangement Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

                  (g) ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

                  (h) FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

                  (i) THIRD PARTY RELIANCE. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

                  (j) SURVIVAL. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Arrangement.

                  (k) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  If to Parent:             Peregrine Systems, Inc.
                                            12670 High Bluff Drive
                                            San Diego, California 92130
                                            Attention: General Counsel
                                            Telecopy No.: (858) 794-5057

                  With a copy to:           Wilson Sonsini Goodrich &
                                             Rosati, P.C.
                                            650 Page Mill Road
                                            Palo Alto, California 94304
                                            Attention: Douglas H. Collom, Esq.
                                            Telecopy No.: (650) 845-5000

                  If to Affiliate:          To the address for notice set forth
                                            on the signature page hereof.

                  (l) COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.



         [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PEREGRINE SYSTEMS, INC.                   AFFILIATE



By:                                       By:
   -----------------------------             ----------------------------------

Name:                                     Affiliate's Address for Notice:
     ---------------------------
                                          -------------------------------------
Title:
      --------------------------          -------------------------------------

                                          -------------------------------------


                                          Shares beneficially owned:

                                          _______      Company Shares

                                          _______      Company Shares issuable
                                                       upon exercise of
                                                       outstanding options
                                                       and warrants

                                          _______      shares of Parent Common
                                                       Stock













                     [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                    EXHIBIT D

                             CONTINUANCE RESOLUTION


"BE IT RESOLVED as a Special Resolution that:

(a) Telco Research Corporation Limited ("Telco") is hereby authorized pursuant to Section 188 of the CANADA BUSINESS CORPORATIONS ACT (the "CBCA") to apply under Section 180 of the BUSINESS CORPORATIONS ACT (the "OBCA") for a Certificate of Continuance under the OBCA;

(b) Telco is hereby authorized to apply to the Director under the CBCA for authorization under the CBCA to continue Telco under the OBCA;

(c) the Articles of Continuance continuing Telco under the OBCA, in substance identical to Telco's existing Articles of Amalgamation, be approved and adopted with such amendments, deletions or alterations as may be deemed necessary or advisable by any officer of Telco in order to assure compliance with the provisions of the OBCA and the requirements of the Director thereunder;

(d) the directors of Telco are hereby authorized in their sole discretion without further approval of the shareholders of Telco to revoke, by means of a resolution of the directors of Telco, the foregoing provisions of this Special Resolution in their entirety, thereby abandoning the application for continuance at any time prior to the endorsement by the Director under the OBCA for a Certificate of Continuance in respect thereof; and

(e) any officer or director of Telco is hereby authorized and directed for and on behalf of Telco to execute the Articles of Continuance and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing."

                                    EXHIBIT E

                             ARRANGEMENT RESOLUTION


"BE IT RESOLVED as a Special Resolution that:

(a) the Arrangement under Section 182 of the BUSINESS CORPORATIONS ACT (Ontario) ("OBCA") involving Telco Research Corporation Limited ("Telco"), 1400066 Ontario Inc. ("Amalgamation Sub"), Peregrine Systems, Inc. ("Peregrine") and Peregrine Nova Scotia Company ("AcquisitionCo"), as more particularly described and set forth in Telco's Management Proxy Circular dated February 21, 2000 (the "Circular"), as the Arrangement may be modified or amended, is hereby authorized, approved and adopted;

(b) the Plan of Arrangement involving Telco, Amalgamation Sub, Peregrine and AcquisitionCo, the full text of which is set out as Appendix D to the Circular, as contemplated by the acquisition agreement made as of February 8, 2000 between Telco, Amalgamation Sub, Peregrine and AcquisitionCo (the "Acquisition Agreement") (as the Plan of Arrangement may be or may have been amended), is hereby approved and adopted;

(c) any director or officer of Telco is hereby authorized and directed for and on behalf of Telco to execute, under the seal of Telco or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Acquisition Agreement for filing;

(d) the directors of Telco are hereby authorized and empowered (i) to amend the Acquisition Agreement, or the Plan of Arrangement to the extent permitted by the Acquisition Agreement, and/or (ii) not to proceed with the Arrangement without further approval of the shareholders of Telco, but only if the Acquisition Agreement is terminated in accordance with
         Article VIII thereof; and

(e) any officer or director of Telco is hereby authorized and directed for and on behalf of Telco to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing."

                                    EXHIBIT F

                      PLAN OF ARRANGEMENT UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT (ONTARIO)


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

SECTION 1.01 DEFINITIONS: In this plan of arrangement except as provided below and unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the meanings hereinafter set forth:

         (a) "ACQUISITION AGREEMENT" means the Acquisition Agreement by and among Parent, Canadian Sub, Amalgamation Sub and Company dated February 8, 2000, as the same may be amended from time to time;

         (b) "AMALCO" means the amalgamated corporation formed under the OBCA upon the amalgamation of Amalgamation Sub and Company;

         (c)      "AMALGAMATING CORPORATIONS"  means Company and Amalgamation
                   Sub;

         (d) "AMALGAMATION SUB" means 1400066 Ontario Inc., a corporation incorporated under the OBCA and a wholly-owned subsidiary of Company;

         (e) "AMALGAMATION SUB COMMON SHARES" means the common shares in the capital of Amalgamation Sub;

         (f) "ARRANGEMENT" means the arrangement contemplated herein to be made on the terms set out in this Plan;

         (g) "ARRANGEMENT RESOLUTION" means the special resolution in respect of the Arrangement considered and approved by Company Common Shareholders at the Meeting;

         (h) "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a foreign currency (the "FOREIGN CURRENCY AMOUNT") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada;

         (i) "CANADIAN SUB" means Peregrine Nova Scotia Company, an unlimited liability company incorporated under the COMPANIES ACT (Nova Scotia) as a wholly-owned subsidiary of Parent;

         (j) "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as now in effect and as it may be amended from time to time prior to the Effective Date, including the regulations made thereunder;

         (k) "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement endorsed upon the articles of arrangement of the Company by the Director;

         (l)      "COMPANY" means Telco Research Corporation Limited.;

         (m) "COMPANY COMMON SHAREHOLDERS" means the registered holders of Company Common Shares;

         (n) "COMPANY COMMON SHARES" means the common shares in the capital of Company and shall include, as applicable, common shares in the capital of Amalco following the amalgamation of the Company with Amalgamation Sub;

         (o) "COMPANY OPTIONS" means the unexpired options, warrants and other rights to purchase Company Common Shares which are outstanding immediately prior to the Effective Time;

         (p) "CONTINUANCE" means the continuance of Company under the OBCA pursuant to section 188 of the CBCA and section 180 of the OBCA;

         (q) "CONTINUANCE RESOLUTION" means the special resolution in respect of the Continuance considered and approved by the Company Common Shareholders at the Meeting;

         (r)      "DIRECTOR" means the director appointed under the OBCA;

         (s) "DISSENT PROCEDURES" shall have the meaning ascribed thereto in Section 3.02;

         (t)      "DISSENT RIGHTS" shall have the meaning ascribed thereto in
                  Section 3.01;

         (u) "DISSENTING SHAREHOLDER" means a holder of Company Common Shares who dissents in respect of the Continuance Resolution or the Arrangement Resolution in compliance with the Dissent Procedures;

         (v) "EFFECTIVE DATE" means the date of the Certificate of Arrangement;

         (w) "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date;

         (x)      "EXCHANGE AGENT" means ChaseMellon Shareholder Services,
                  L.L.C.;

         (y) "EXCHANGE RATIO" means 0.165017 (which reflects the two-for-one stock split effected as a stock dividend paid by Parent to holders of Parent Common Shares on February 18,
                  2000), subject to adjustment, if any, as provided herein;

         (z) "MEETING" means the special meeting of Company Common Shareholders, and all adjournments and postponements thereof, called and held to, among other things, consider and approve the Continuance Resolution and to consider and approve the Arrangement Resolution;

         (aa)     "NASDAQ" means the Nasdaq National Market;
         (bb) "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date, including the regulations made thereunder;

         (cc) "PARENT" means Peregrine Systems, Inc., a Delaware corporation;

         (dd) "PARENT COMMON SHARES" means the shares in the common stock of Parent;

         (ee)     "REPLACEMENT OPTION"shall have the meaning ascribed thereto in
                  Section 2.02(d);

         (ff) "THIS PLAN", "PLAN OF ARRANGEMENT", "HEREOF", "HEREIN", "HERETO" and like references mean and refer to this plan of arrangement.

Words and phrases used herein that are defined in the OBCA and not defined herein shall have the same meaning herein as in the OBCA unless the context otherwise requires.

SECTION 1.02 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.: The division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 1.03 GENDER AND NUMBER: Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.


                                    ARTICLE 2
                                   ARRANGEMENT

SECTION 2.01 BINDING EFFECT: This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Parent, (ii) Canadian Sub, (iii) Company, (iv) Amalgamation Sub, (v) all holders of Company Common Shares, and (vi) all holders of Company Options.

SECTION 2.02 ARRANGEMENT: As of the Effective Time, the following events shall occur and shall be deemed to occur in the following sequence without any further act or formality:

         (a) Company and Amalgamation Sub shall amalgamate and continue as one corporation under the OBCA upon the following terms:

                  (i) the name of the amalgamated corporation will remain "Telco Research Corporation Limited";

                  (ii) the Articles of Amalco shall be the Articles of Company until amended;

                  (iii) the by-laws of Amalco shall be the by-laws of Company until repealed, amended or altered;

                  (iv) the property and assets of each of Amalgamation Sub and Company will become the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of Amalgamation Sub and Company; and

                  (v) each Amalgamation Sub Common Share shall be cancelled without any repayment of capital in respect thereof;

         (b) each holder of Company Common Shares (other than Parent, or any direct or indirect subsidiaries of Parent) will obtain
                  0.165017 Parent Common Shares from Canadian Sub in exchange for each Company Common Share held and Canadian Sub shall cause the Exchange Agent to effect this exchange;

         (c) each Company Option shall be exchanged for an option (a "REPLACEMENT OPTION") to purchase a number of Parent Common Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares issuable on exercise of such Company Option immediately prior to the Effective Time, rounded down to the nearest whole number. Such Replacement Option shall provide for an exercise price per Parent Common Share equal to the quotient determined by dividing the exercise price per share of such Company Option immediately prior to the Effective Time by the Exchange Ratio rounded up to the nearest whole cent. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Parent Common Share, then the number of Parent Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Parent Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Parent Common Share. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option will otherwise be unchanged, and any document or agreement previously evidencing a Company Option shall thereafter evidence and be deemed to evidence such Replacement Option; and

         (d) all Company Common Shares then held by Parent or any of its direct or indirect subsidiaries (other than Canadian Sub) will be cancelled.


SECTION 2.03 ADJUSTMENT TO EXCHANGE RATIO: Except as set out in this Section 2.03, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Shares other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Shares occurring after the date of the Acquisition Agreement and prior to the Effective Time. Notwithstanding the foregoing, the Exchange Ratio shall not be adjusted to take into account the two-for-one stock split effected on a stock dividend paid by Parent to holders of Parent Common Shares on February 18, 2000.


                                    ARTICLE 3
                                RIGHTS OF DISSENT

SECTION 3.01 GENERAL: Notwithstanding Article 2, each Dissenting Shareholder is entitled to be paid by the Company the fair value of the Company Common Shares held by such holder in respect of which such holder dissents, determined as of the close of business on the day before the date on which the Continuance Resolution or the Arrangement Resolution is passed, as the case may be (and in the event the Continuance and/or the Arrangement becomes effective) (the "DISSENT RIGHTS"), provided that (i) such holder complies with Section 190 of the CBCA (in respect of the Continuance Resolution) or Section 185 of the OBCA (in respect of the Arrangement Resolution), and (ii) such holder shall not have voted any of its Company Common Shares in favour of the Continuance Resolution or the Arrangement Resolution, as the case may be, at the Meeting in person or by proxy.

SECTION 3.02 TREATMENT OF DISSENTING SHAREHOLDERS: A Company Common Shareholder who:

         (a) properly exercises the Dissent Right by complying with all of the procedures (the "DISSENT PROCEDURES") required to be complied with by a Dissenting Shareholder in respect of the Continuance or the Arrangement, will:

                  (i)      be bound by the provisions of this Article 3,

                  (ii) be deemed not to have participated in the Arrangement, and

                  (iii) cease to have any rights as a holder of Company Common Shares other than the right to be paid the fair value of such shares by the Company in accordance with the Dissent Procedures, or

         (b)      seeks to exercise the Dissent Right, but:

                  (i) who for any reason does not properly fulfil each of the Dissent Procedures required to be completed by a Dissenting Shareholder,

                  (ii) subsequent to giving its written notice of dissent provided for in Section 190 of the CBCA in respect of the Continuance Resolution, acts inconsistently with such dissent, or

                  (iii) subsequent to giving its written notice of dissent provided for in Section 185 of the OBCA in respect of the Arrangement Resolution, acts inconsistently with such dissent,

will be deemed to have participated in the Continuance and the Arrangement on the same basis as each Company Common Shareholder and shall receive such number of Parent Common Shares as it is entitled to on the basis determined in accordance with Article 2.

                                    ARTICLE 4
                       CERTIFICATES AND FRACTIONAL SHARES

SECTION 4.01 ISSUANCE OF CERTIFICATES: At or promptly after the Effective Time, Canadian Sub shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Shares who will receive Parent Common Shares in connection with the Arrangement, certificates representing the Parent Common Shares issuable pursuant to Section 2.02(b) upon the exchange of Company Common Shares. Upon surrender to the Exchange Agent for cancellation of a certificate which immediately prior to the Effective Date represented outstanding Company Common Shares which were exchanged for Parent Common Shares pursuant to Section 2.02, together with a duly completed and validly executed letter of transmittal and such other documents as the Exchange Agent deems necessary, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Parent Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.04 hereof and any cash in lieu of fractional Parent Common Shares pursuant to Section 4.05 hereof), and the certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.01, each certificate which immediately prior to the Effective Date represented outstanding Company Common Shares that were exchanged into Parent Common Shares in accordance with Section 2.02(b), shall be deemed at any time after the Effective Date to represent only the right to receive upon such surrender (i) the certificate representing Parent Common Shares as contemplated by this Section 4.01, (ii) a cash payment in lieu of any fractional Parent Common Shares as contemplated by Section 4.05 hereof and (iii) any dividends or distributions with a record date after the Effective Date theretofore paid or payable with respect to Parent Common Shares as contemplated by Section 4.04 hereof.

SECTION 4.02      SHARE CERTIFICATES:

         (a) As soon as practicable following the Effective Date, where a holder of Company Common Shares has delivered to the Exchange Agent a duly completed letter of transmittal, the certificates representing such holder's Company Common Shares, and such other documents as the Exchange Agent deems necessary, Canadian Sub will cause the Exchange Agent either:

                  (i) to forward or cause to be forwarded by first class mail to the holder at the address specified in the letter of transmittal; or

                  (ii) if the letter of transmittal does not specify an address, to forward or cause to be forwarded to the holder at the address of the holder as shown on the share register maintained by Company, as applicable;

                  certificates representing the Parent Common Shares required to be delivered to such holder pursuant to the provisions hereof.

         (b) As soon as practicable following the Effective Date, where a holder of Company Common Shares has not delivered a letter of transmittal and certificates contemplated by Section 4.02(a) and has not exercised the Dissent Right in accordance with
                  Article 3, Canadian Sub will cause the Exchange Agent to make available certificates representing the Parent Common Shares required to be delivered to such holder pursuant to the provisions hereof upon presentation of a duly completed letter of transmittal, the certificates evidencing such holder's Company Common Shares, and such other documents as the Exchange Agent deems necessary.

         (c) Any certificates formerly representing Company Common Shares that, following the Effective Date, are not deposited with the Exchange Agent, together with a duly executed letter of transmittal, and such other documents as the Exchange Agent deems necessary, on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder of such securities to receive Parent Common Shares as provided for in the Arrangement Agreement, shall be deemed to be surrendered to Canadian Sub together with all dividends or distributions thereon held for such holder.

SECTION 4.03 ENTITLEMENT TO OPTIONS: After the Effective Date, the holders of outstanding Company Options shall be entitled to receive documentation evidencing Replacement Options in accordance with the provisions of Section 2.02(c).

SECTION 4.04 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES: No dividends or other distributions declared or made after the Effective Date with respect to Parent Common Shares with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Date represented outstanding Company Common Shares that were exchanged for Parent Common Shares pursuant to the procedures set out in
Article 2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.05 hereof, unless and until the holder of record of such certificate shall surrender such certificate in accordance with
Section 4.01 hereof. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the record holder of the certificates representing whole Parent Common Shares, without interest (i) the amount of any cash payable in lieu of a fractional Parent Common Share to which such holder is entitled pursuant to Section 4.05 hereof, (ii) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such Parent Common Shares, and (iii) the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Common Shares.

SECTION 4.05 NO FRACTIONAL SHARES: No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.01 hereof and, subject to the last sentence of this Section 4.05, no dividend, stock split or other change in the capital structure of Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Parent. In lieu of any such fractional securities, each person entitled to a fractional interest in a Parent Common Share will receive from Canadian Sub an amount of cash (rounded to the nearest whole cent), without interest, equal to the product (or, at the option of Canadian Sub, the Canadian dollar equivalent of the product) of (i) such fraction, multiplied by (ii) the average of the closing price for Parent Common Shares on Nasdaq as of each of the five (5) consecutive trading days immediately preceding the Effective Date as quoted in THE WALL STREET JOURNAL or other reliable financial newspaper or publication. For the purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on Nasdaq and on which trading in Parent Common Shares has occurred and "Canadian dollar equivalent" means the applicable United States dollar amount multiplied by the noon spot rate on the day prior to the Effective Date for Canadian dollars expressed in United States dollars as reported by the Bank of Canada.

SECTION 4.06 LOST CERTIFICATES: In the event any certificate which immediately prior to the Effective Date represented outstanding Company Common Shares that were exchanged pursuant to Section 2.02 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Parent Common Shares (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.04 hereof) deliverable in respect thereof as determined in accordance with Section 2.02 hereof. When authorizing such issuance and/or payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Parent Common Shares are to be issued shall, at the discretion of Canadian Sub, as a condition precedent to the issuance thereof, give a bond satisfactory to Canadian Sub, in such sum as Canadian Sub may direct or otherwise indemnify Canadian Sub in a manner satisfactory to Canadian Sub against any claim that may be made against Canadian Sub with respect to the certificate alleged to have been lost, stolen or destroyed.

                                    ARTICLE 5
                               WITHHOLDING RIGHTS

SECTION 5.01 WITHHOLDING RIGHTS: Parent, Canadian Sub and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Arrangement to any holder of Company Common Shares such amount as Parent, Canadian Sub or the Exchange Agent determine is required to deduct and withhold with respect to the making of such payment under the UNITED STATES INTERNAL REVENUE CODE OF 1986, as amended, the INCOME TAX ACT (Canada) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Parent, Canadian Sub and the Exchange Agent are hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to Parent, Canadian Sub or the Exchange Agent, as the case may be, in order to enable it to comply with such deduction or withholding requirement and Parent, Canadian Sub or the Exchange Agent shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.


                                    ARTICLE 6
                                   AMENDMENTS

SECTION 6.01 AMENDMENT OF THE ARRANGEMENT: Company reserves the right to amend, modify and/or supplement this Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is (i) agreed to by Parent pursuant to the Acquisition Agreement, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iii) communicated to holders of Company Common Shares in the manner required by the Court (if so required).

Any amendment, modification or supplement to this Arrangement may be proposed by Company at any time prior to or at Company Meeting (provided that Parent shall have consented thereto unless otherwise permitted by the Acquisition Agreement) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at Company Meeting (other than as may be required under the Interim Order), shall become part of this Arrangement for all purposes.

Any amendment, modification or supplement to this Arrangement which is approved by the Court following Company Meeting shall be effective only (i) if it is consented to by Company and (ii) if it is agreed to by Parent pursuant to the Acquisition Agreement.

Any amendment, modification or supplement to this Arrangement may be made following the Effective Date unilaterally by Company, provided that (i) it is agreed to by Parent pursuant to the Acquisition Agreement and (ii) it concerns a matter which, in the reasonable opinion of Company, is of an administrative nature required to better give effect to the implementation of this Arrangement and is not adverse to the financial or economic interests of the holders of Parent Common Shares.

                                    EXHIBIT G

                            NONCOMPETITION AGREEMENT



         THIS NONCOMPETITION AGREEMENT is being executed and delivered as of February __, 2000 by _______________ (the "Shareholder") in favor of and for the benefit of PEREGRINE SYSTEMS, INC., a Delaware corporation ("Parent"), and TELCO RESEARCH CORPORATION LIMITED, a Canada Business Corporations Act corporation (the "Company").

                                    RECITALS

         A. As an employee and shareholder of the Company, Shareholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of the Company (including confidential information relating to the Company and its operations, assets, contracts, customers, personnel, plans and prospects).

         B. Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Company and its wholly-owned subsidiary are entering into an Acquisition Agreement for Plan of Arrangement with Parent and a subsidiary of Parent (the "Acquisition Agreement"), which provides (subject to the conditions set forth therein) for a plan of arrangement among Parent, its wholly-owned subsidiary and the Company and its wholly-owned subsidiary (the "Arrangement"). It is contemplated that, as a result of the Arrangement, the Company will become an indirect wholly-owned subsidiary of Parent, and Shareholder will receive shares of common stock of Parent in exchange for Shareholder's common shares of the Company.

         C. It is also contemplated that, on the date as of which the Arrangement becomes effective (the "Effective Date"), Shareholder will remain an employee of the Company and, as such, will obtain extensive and valuable knowledge and information concerning the business of Parent (including confidential information relating to Parent and its operations, assets, contracts, customers, personnel, plans and prospects).

         D. In connection with the Arrangement (and as a condition to entering into the Acquisition Agreement and consummating the Arrangement), and to more fully secure unto Parent the benefits of the Arrangement, Parent has requested that Shareholder enter into this Noncompetition Agreement; and Shareholder is entering into this Noncompetition Agreement in order to induce Parent to complete the transactions contemplated by the Acquisition Agreement.

         E. Parent and Shareholder acknowledge that it would be detrimental to Parent if Shareholder would compete with Parent following the Arrangement.

         F. Both Parent and the Company have conducted, are conducting and will continue to conduct their respective businesses on a worldwide basis.

                                    AGREEMENT

         In order to induce Parent to enter into the Acquisition Agreement and consummate the Arrangement, and in consideration of the issuance and delivery to Shareholder of shares of common stock of Parent pursuant to the Acquisition Agreement upon the closing of the Arrangement, Shareholder agrees as follows:

         1. ACKNOWLEDGMENTS BY SHAREHOLDER. Shareholder acknowledges that the promises and restrictive covenants that Shareholder is providing in this Noncompetition Agreement are reasonable and necessary to the protection of Parent's business and Parent's legitimate interests in its acquisition of the Company (including the Company's goodwill) pursuant to the Acquisition Agreement. Shareholder acknowledges that, in connection with the consummation of the Arrangement, all of the Shareholder's common shares of the Company will be exchanged for shares of common stock of Parent.

         2. NONCOMPETITION. During the Restriction Period (as defined below), Shareholder shall not (other than in connection with employment with the Company, Parent, their successors, or assigns):

                  (a) engage in software development in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications);

                  (b) be or become an officer, director, shareholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications); or

                  (c) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to software development in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications);

PROVIDED, HOWEVER, that nothing in this Section 2 shall prevent Shareholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held Company if (A) such shares are actively traded on an established national securities market in the United States and (B) Shareholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

         "Restriction Period" as used herein shall mean the period commencing on the Effective Date and ending on the date that is 24 months from the Effective Date; provided that notwithstanding the lapse of such period, the Restriction Period shall continue for six months from the date of Shareholder's termination of employment by Parent or any subsidiary of Parent for any reason.

         3. NONSOLICITATION. Shareholder further agrees that Shareholder will not:

                  (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Shareholder's own behalf or on behalf of any other person or entity) during the Restricted Period any employee of the Company, Parent or any of Parent's subsidiaries to leave his or her employment with the Company, Parent or any of Parent's subsidiaries;

                  (b) employ, or permit any entity over which Shareholder exercises voting control to employ, during the Restricted Period any person who shall have terminated his or her employment with the Company, Parent or any of Parent's subsidiaries, provided that the foregoing restriction shall not limit the Shareholder's ability to employ any member of the Shareholder's immediate family following the third anniversary of the closing of the Arrangement; or

                  (c) personally or through others, interfere or attempt to interfere with the relationship or prospective relationship of the Company, Parent or any of Parent's subsidiaries with any person or entity that is, was or is expected to become a customer or client of the Company, Parent or any of Parent's subsidiaries.

         4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Shareholder set forth in this Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent on the other.

         5. SPECIFIC PERFORMANCE. Shareholder agrees that in the event of any breach by Shareholder of any covenant, obligation or other provision contained in this Noncompetition Agreement, Parent and the Company shall be entitled (in addition to any other remedy that may be available to them including but not limited to a claim for damages based on the stock and cash consideration paid to Shareholder by Parent) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         6. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company hereunder are not exclusive of or limited by any other rights or remedies which parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company hereunder, and the obligations and liabilities of Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Noncompetition Agreement does not limit Shareholder's obligations or the rights of Parent or the Company (or any affiliate of Parent or the Company) under the terms of any other agreement between Shareholder and Parent or the Company or any affiliate of Parent or the Company.

         7. NOTICES. Any notice or other communication required or permitted to be delivered to Shareholder, the Company or Parent under this Noncompetition Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice delivered in accordance with this Section 7):

                  IF TO PARENT:          Peregrine Systems, Inc.
                                         12670 High Bluff Drive
                                         San Diego, California  92130
                                         Attention:         General Counsel
                                         Facsimile No.:     (619) 794-6033

                  IF TO SHAREHOLDER:
                                         -----------------------------------
                                         -----------------------------------
                                         -----------------------------------

         8. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

         9. GOVERNING LAW. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Tennessee without giving effect to the conflicts of laws principles thereof.

         10. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         11. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

         12. FURTHER ASSURANCES. Shareholder shall execute and/or cause to be delivered to the Company and Parent such instruments and other documents and shall take such other actions as Company and Parent may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

         13. ENTIRE AGREEMENT. This Noncompetition Agreement, and the other agreements referred to herein set forth the entire understanding of Shareholder, the Company and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

         14. AMENDMENTS. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

         15. ASSIGNMENT. This Noncompetition Agreement and all obligations hereunder are personal to Shareholder and may not be transferred or assigned by Shareholder at any time. Parent may assign its rights under this Noncompetition Agreement to any entity in connection with any sale or transfer of all or substantially all of Parent's assets to such entity.

         16. BINDING NATURE. Subject to Section 15, this Noncompetition Agreement will be binding upon Shareholder and Shareholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and the Company and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned has executed this Noncompetition Agreement as of the date first above written.

                                          SHAREHOLDER:



                                          --------------------------------------
                                          [Name of Shareholder]